Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HERITAGE INSURANCE HOLDINGS, INC.,

GATOR ACQUISITION MERGER SUB, INC.,

NBIC HOLDINGS, INC.

and

PBRA, LLC,

in its capacity as Stockholder Representative

dated as of August 8, 2017

i

EXHIBITS

Exhibit A	Form of Subscription Agreement

Exhibit B	Balance Sheet Methods

Exhibit C	Amended and Restated Certificate of Incorporation

Exhibit D	Form of Stockholder Payment Schedule

Exhibit E	Required Regulatory Approvals

Schedule 3.03(a)             Monthly Company Projections

Company Disclosure Schedules

Parent Disclosure Schedules

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 8, 2017, is entered into by and among Heritage Insurance Holdings, Inc., a Delaware corporation (“Parent”), Gator Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), NBIC Holdings, Inc., a Delaware corporation (the “Company”), and PBRA, LLC, a Delaware limited liability company, in its capacity as Stockholder Representative.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire, directly or indirectly, 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, each of (a) the board of directors of Merger Sub and (b) the board of directors of the Company (the “Company Board”), has adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, and the Company Board has declared it advisable and in the best interests of the stockholders of the Company that this Agreement be adopted by, and the merger of Merger Sub with and into the Company, with the Company surviving such merger, be approved by, the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each Identified Company Stockholders is entering into an agreement substantially in the form attached hereto as Exhibit A (the “Subscription Agreement”) with Parent, pursuant to which such Identified Company Stockholders have agreed, upon the terms and subject to the conditions set forth in the Subscription Agreement, to purchase shares of common stock of Parent by way of offset against funds due to such Identified Company Stockholder pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Pine Brook Capital Partners L.P. (“Pine Brook”) and Soros Strategic Partners, L.P. (“Soros”) are entering into separate letter agreements (together, the “Letter Agreements”) with Parent, pursuant to which each of Pine Brook and Soros will make certain representations, warranties and restrictive covenants in connection with its investment in the Company; and

WHEREAS, following the execution of this Agreement, (a) the Identified Company Stockholders shall execute and deliver to the Company, and the Company shall thereafter deliver to Parent, the Stockholder Written Consent and (b) Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to the Company an action by written consent evidencing the adoption of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth here, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Financing” means the Convertible Debt Offering or any Substitute Financing.

“Action” means any action, suit, litigation, arbitration, claim, complaint or proceeding, whether civil, criminal, judicial or investigative, commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that Pine Brook and Soros and any of their respective Affiliates, other than the Company and its controlled Affiliates, shall not constitute “Affiliates” of the Company. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means an amount equal to $250,000,000 less Transaction Expenses plus the amount of cash payable to the Company Stockholders with respect to the adjustments provided for in Section 3.07 minus the value of the Escrow Shares and the Escrow Cash, if any, distributable to Parent with respect to the adjustments provided for in Section 3.07.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Methods” means the principles, methodologies, procedures, assumptions and estimates set forth in Exhibit B. For the avoidance of doubt, in no event shall the Balance Sheet Methods be required or permitted to be modified or amended in any respect in connection with any differences in Parent’s financial accounting or as a result of the post-Closing operation of the businesses of the Company and its Subsidiaries in a manner that is not consistent with the operation of the Company and its Subsidiaries’ ordinary course of business consistent with past practice.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.

“Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) each other employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based award, retention, change in control, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability, supplemental unemployment benefits, profit-sharing, pension, retirement or other employee benefit plan, program, agreement or arrangement, in each case (A) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any current or former employee, officer, or director and/or independent contractor of the Company or any of its Subsidiaries or (B) with respect to which the Company or any of its Subsidiaries has or may have any Liability.

“Book-Entry Share” has the meaning set forth in Section 3.05(a).

“Book Value” means the amount set forth in the line item designated as the “Total Shareholder Equity” on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with the Balance Sheet Methods and in the same form as the Reference Balance Sheet.

“Book Value Deficiency” has the meaning set forth in Section 3.07(c)(iii)(A).

“Book Value Overage” means, where the Closing Book Value is greater than the BV Upper Collar Amount, an amount equal to (i) $6,238,000 plus (ii) the product of (A) 2.12 and (B) the Closing Book Value minus the BV Upper Collar Amount.

“Book Value Underage” means, where the Closing Book Value is less than the BV Lower Collar Amount, an amount equal to (i) $6,238,000 plus (ii) the product of (A) 2.12 and (B) the BV Lower Collar Amount minus the Closing Book Value.

“Burdensome Condition” has the meaning set forth in Section 6.03(h).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York are authorized or required by applicable Law to be closed for business.

“BV Lower Collar Amount” means $111,815,000 (which amount is 95% of the Estimated Book Value).

“BV Lower Trigger Amount” means $105,930,000 (which amount is 90% of the Estimated Book Value).

“BV Upper Collar Amount” means $124,910,227 (which amount is approximately 106% of the Estimated Book Value).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Chairman Stipulated Incentive” means the cash incentive bonus provided in Attachment E to the Second Amended and Restated Employment Agreement by and between the Company and Stewart H. Steffey, Jr., dated as of August 30, 2012.

“Class A Common Stock” means, collectively, the Series 1 Class A Common Stock and the Series 2 Class A Common Stock.

“Class A Merger Consideration” means an amount equal to (a) the Class A Preference Per Share Amount plus (b) the Non-Preference Per Share Amount.

“Class A Preference Amount” means an amount equal $54,971,437.70 less the Chairman Stipulated Incentive.

“Class A Preference Per Share Amount” means an amount equal to quotient of (a) the Class A Preference Amount divided by (b)(i) the aggregate number of Series 2 Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus (ii) the aggregate number of Series 1 Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares).

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Class B Merger Consideration” means an amount equal to the Non-Preference Per Share Amount.

“Closing” has the meaning set forth in Section 2.02.

“Closing Balance Sheet” has the meaning set forth in Section 3.07(b)(i).

“Closing Book Value” means the Book Value as of December 31, 2017.

“Closing Book Value Statement” has the meaning set forth in Section 3.07.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Merger Consideration” means an amount equal to $250,000,000 less the amount of Transaction Expenses as set forth on the Transaction Expenses Statement.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means, collectively, the Series 1 Class A Common Stock, the Series 2 Class A Common Stock and the Class B Common Stock of the Company.

“Common Stock Settlement Payments” has the meaning set forth in Section 3.03(c).

“Company” has the meaning set forth in the Preamble.

“Company Annual Financial Statements” has the meaning set forth in Section 4.08(a).

“Company Annual Statutory Financial Statements” has the meaning set forth in Section 4.08(b).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.08(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Authorization), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries) and Section 4.25 (Fees to Investment Advisers).

“Company Material Adverse Effect” means any event, circumstance, development, change, effect, state of facts or occurrence that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following, in itself or in any combination, shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur (but, solely with respect to clauses (a), (b), (c) and (d) below, only to the extent that such event, circumstance, development, change, effect, state of facts or occurrence does not have a disproportionate adverse effect on the Company and its Subsidiaries (taken as a whole) as compared to other homeowners insurance carriers providing property and casualty insurance in the Northeast region of the United States): any adverse effect arising out of, resulting from or relating to (a) changes or proposed changes in applicable Laws, GAAP or SAP or other applicable accounting rules, or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions, including those generally affecting the property and casualty insurance or reinsurance industries or the industries in which the Company or any of its Subsidiaries operate, (c) changes in United States or global financial, credit, banking, currency or capital markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign credit, banking, reinsurance, currency or capital markets, (d) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism), (e) changes due to any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (f) the effects of the actions or omissions required of the Company under this Agreement or that are taken with the consent or at the request of Parent, or not taken because Parent did not give its consent, in connection with the transactions contemplated hereby, (g) any action taken by Parent or any of its Affiliates or the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (h) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company or any of its Subsidiaries (including the impact thereof on, including the termination of, relationships, contractual or otherwise, with reinsurers, policyholders, strategic partners or employees), (i) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective officers or directors by any third party arising out of or relating to the negotiation, announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement, (j) changes in the value of the investment portfolio of the NBIC or PIC following the date of this Agreement as a result of a decrease in the credit quality or rating of any of the investments in such portfolios or changes in interest rates, (k) any change or development (in and of itself) in the credit, financial strength or other rating of the Company or any of its Affiliates (but not the underlying cause of such change or development), (l)

any failure (in and of itself) by the Company to meet any revenue, earnings, premium written or other financial projections or forecasts (but not the underlying cause of such failure) or (m) any item set forth in the Company Disclosure Schedule.

“Company Penalty” has the meaning set forth in Section 3.07(c).

“Company Statutory Financial Statements” has the meaning set forth in Section 4.08(b)(i).

“Company Stockholder” means a holder of shares of Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.05(b).

“Company Unaudited Financial Statements” has the meaning set forth in Section 4.08(a).

“Company Unaudited Statutory Financial Statements” has the meaning set forth in Section 4.08(b)(i).

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 15, 2017, by and between Company and Parent.

“Continuing Employee” has the meaning set forth in Section 6.09(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound (including, for the avoidance of doubt, all exhibits and schedules thereto); provided that a Contract shall not include any leases (including the Leases).

“Convertible Debt Offering” means the offer and sale of debt securities convertible into common stock of Parent in compliance with the exemption from registration provided by Rule 144A under the Securities Act with net proceeds to Parent in an amount sufficient to pay the Aggregate Merger Consideration taking into account Parent’s cash on hand and the Subscription Agreements.

“Copyrights” means all copyrights and copyright applications.

“Customer and Agent Information” has the meaning ascribed to such term in the Letter Agreements.

“D&O Indemnitees” has the meaning set forth in Section 6.09(a).

“D&O Tail Policy” has the meaning set forth in Section 6.09(d).

“Delaware Courts” has the meaning set forth in Section 9.10(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.02.

“Effective Time” has the meaning set forth in Section 2.03.

“Electronic Data Room” means the electronic data room established by or on behalf of Company, as the same exists as of the date of this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, encumbrance, deed of trust, hypothecation or charge, option to purchase, right of first refusal, restrictions on voting, transfer or other attribute of ownership, lease, license, or other right of occupancy.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Subsidiary would be deemed a “single employer” under Section 4001(b)(1) of ERISA and/or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 3.04(c)(iv).

“Escrow Agent” has the meaning set forth in Section 3.04(c)(iv).

“Escrow Agreement” has the meaning set forth in Section 3.04(c)(iv).

“Escrow Cash” has the meaning set forth in Section 3.04(c)(iv).

“Escrow Shares” has the meaning set forth in Section 3.04(c)(iv).

“Estimated Book Value” means $117,700,000.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

“Excluded Shares” has the meaning set forth in Section 3.01(d).

“Existing Policy” has the meaning set forth in Section 6.09(d).

“Expense True-up Amount” has the meaning set forth in Section 3.07(a)(i).

“Expense True-up Delta” has the meaning set forth in Section 3.07(c)(i).

“FIRPTA Certificate” means a non-United States real property interest certificate described under Treasury Regulation Section 1.1445-2(c)(3) that (a) includes the information described in Treasury Regulation Section 1.897-2(h)(2), (b) states that the Company is not a “United States Real Property Holding Company” as defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2, (c) is signed by a duly authorized officer of the Company, and (d) is dated no more than thirty (30) days before the Effective Time.

“Fundamental Representations” means the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governmental Authority” means any federal, national, regional, state, municipal or local governmental, quasi-governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, made or entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.) (“RCRA”); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) (“CERCLA”) (including petroleum-based products as described therein); (iii) other petroleum and petroleum-based products; (iv) asbestos in any quantity or form which would subject it to regulation under any applicable Hazardous Materials Law (hereinafter defined); (v) polychlorinated biphenyls; (vi) any substance, the presence of which on the Real Property is prohibited by any Hazardous Materials Law; and (vii) any other substance which, by any Hazardous Materials Law, requires special handling in its collection, storage, treatment or disposal.

“Hazardous Materials Contamination” means: the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time emanating from the Real Property.

“Hazardous Materials Laws” means all applicable Law, including RCRA and CERCLA, relating to the handling, storage, existence of or otherwise regulating any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances or relating to the removal or remediation of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Company Stockholders” means the Company Stockholders listed in Section 1.01(a) of the Company Disclosure Schedule.

“Independent Accountant” means a independent accounting firm mutually agreed in writing by Parent and the Company; provided, however, that if the Parent and the Company are unable to timely appoint the Independent Accountant, either Parent or the Company may request that the American Arbitration Association’s International Centre for Dispute Resolution appoint as the Independent Accountant, a nationally recognized accounting firm that is impartial and not the auditor or independent accounting firm of any of the parties hereto.

“Information Statement” has the meaning set forth in Section 6.04(b).

“Insurance Cap” has the meaning set forth in Section 6.08(d).

“Insurance Contract” means any insurance policy, contract, certificate, evidence of coverage or binder, in each case, together with all amendments, supplements, endorsements or riders thereto, issued or assumed by the NBIC or PIC.

“Intellectual Property” means, collectively, all United States registered and unregistered (a) Trademarks, (b) Copyrights, (c) Patents, (d) Trade Secrets and (e) all other intellectual property or proprietary rights (whether registered or unregistered, and any applications for the foregoing).

“Interim Balance Sheet” has the meaning set forth in Section 6.10.

“Investment Assets” means the investment assets beneficially owned by NBIC and PIC that are of the type required to be disclosed in Schedule B through DB of the Company Annual Statutory Financial Statements.

“Investment Policies” has the meaning set forth in Section 4.08(c).

“Investor Company Stockholders” means Pine Brook and Soros.

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to (a) Company as it relates to any fact or other matter, the knowledge of the natural Persons listed in Section 1.01(b) of the Company Disclosure Schedule of such fact or matter including the knowledge such Persons should have had after reasonable inquiry and (b) Parent as it relates to any fact or other matter, the knowledge of the natural Persons listed in Section 1.01(a) of the Parent Disclosure Schedule of such fact or matter including the knowledge such Persons should have had after reasonable inquiry. For the avoidance of doubt, reasonable inquiry shall not require any Person to (i) independently verify the accuracy or veracity of the books and records, (ii) obtain from any third party (including any ceding company, reinsurer or third party administrator) any information not previously received from such third party or which would not otherwise be received from such third party in the ordinary course of business or (iii) conduct any inquiry of any other employees of such Person’s employer or Affiliates of such employer (other than any other such employees set forth in Section 1.01(b) of the Company Disclosure Schedule or Section 1.01(a) of the Parent Disclosure Schedule, as applicable).

“Law” means any federal, national, regional, state, municipal or local law, statute, ordinance, regulation, judgment, decree, injunction, code, treaty, NAIC model laws (to the extent adopted by the Rhode Island Insurance Division) or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Leased Premises” means the exclusive premises subject to the Leases.

“Leases” has the meaning set forth in Section 4.16(b).

“Letter Agreements” has the meaning set forth in the Recitals.

“Letter of Transmittal” has the meaning set forth in Section 3.05(a).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lost Certificate Affidavit” has the meaning set forth in Section 3.05(b).

“Material Contract” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in Section 2.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Book Value” means $94,160,000.

“NBIC” means Narragansett Bay Insurance Company.

“Non-Identified Company Stockholders” means those Company Stockholders that are not Identified Company Stockholders.

“Non-Preference Amount” means an amount equal to (a) the Closing Date Merger Consideration less (b) $54,971,437.70.

“Non-Preference Per Share Amount” means an amount equal to (a) the Non-Preference Amount divided by (b)(i) the aggregate number of Series 2 Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus (ii) the aggregate number of Series 1 Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus (iii) the aggregate number of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares).

“Non-Recourse Parties” has the meaning set forth in Section 9.15.

“Objection Notice” has the meaning set forth in Section 3.07(b)(ii).

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements, limited liability company agreements, certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Owned Real Property” has the meaning set forth in Section 4.16(a) and includes all of the buildings, building fixtures and equipment, and other improvements constructed thereon.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company in connection with the execution and delivery of this Agreement.

“Parent Annual Financial Statements” has the meaning set forth on Section 5.06(a).

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization, Standing and Power), Section 5.02 (Authorization) and Section 5.11 (Fees to Investment Advisers).

“Parent Material Adverse Effect” means a failure of, or an impairment or delay in, the ability of Parent to perform its material obligations under this Agreement.

“Parent Penalty” has the meaning set forth in Section 3.07(c).

“Parent Plan” has the meaning set forth in Section 6.09(c).

“Patents” means all patents and pending patent applications.

“Pension Plan” means the Pawtucket Mutual Insurance Company Defined Benefit Pension Plan and Trust.

“Permits” means all licenses, franchises, certificates, permits, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority (other than Real Property Permits).

“Permitted Encumbrances” means (a) liens for Taxes, assessments and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business and securing payments not yet due or that are being contested in good faith or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (d) Encumbrances related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states, (e) Encumbrances or other restrictions on transfer imposed by applicable insurance Law, and (f) all Encumbrances, easements, rights of way, servitudes, permits, licenses and other rights, conditions, covenants or restrictions and other matters of record.

“Permitted Title Encumbrances” means (a) liens for Taxes, assessments and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established, (b) all Encumbrances, easements, rights of way, servitudes, permits, licenses and other rights, conditions, covenants or restrictions and other matters of record that, individually or in the aggregate, do not, and would not reasonably be expected to, impair in any material respect the current use, possession and continued operation of the Owned Real Property to which they relate, (c) any matters of record to which the Leases (or any of them) are subject or subordinate, provided, such matters individually or in the aggregate, do not, and would not reasonably be expected to, impair in any material respect the current use, possession and continued operation of the Leased Premises and not are a lien on the Company’s leasehold interest, (d) statutory landlords’ or lessors’ liens under the Leases arising in the ordinary course of business with respect to rent payable thereunder and securing amounts that are not delinquent, and (e) with respect to the Owned Real Property, all matters that an accurate survey or an inspection of the property would disclose.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“PIC” means Pawtucket Insurance Company.

“Pine Brook” has the meaning set forth in the Recitals.

“Post-Closing Planned Operations” has the meaning set forth in Section 3.03(a).

“Pre-Closing Book Value Objections” has the meaning set forth in Section 3.03(a).

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 3.03(a).

“Preliminary Closing Book Value” has the meaning set forth in Section 3.03(a).

“Preliminary Closing Book Value Statement” has the meaning set forth in Section 3.03(a).

“Pro-Rata Share” means, with respect to each Company Stockholder, the applicable percentage set forth opposite the name of such Company Stockholder under the column titled “Pro Rata Share” in the Stockholder Payment Schedule.

“R&W Insurance Policy” has the meaning set forth in Section 6.16(a).

“Real Property” means, collectively, the Owned Real Property and the Leased Premises and any part thereof.

“Real Property Permits” has the meaning set forth in Section 4.16(c).

“Reference Balance Sheet” means the form of balance sheet forth on Section 1.01(c) of the Company Disclosure Schedule.

“Reinsurance Contracts” has the meaning set forth in Section 4.18(a).

“Requisite Escrow Value” means (a) if the Preliminary Closing Book Value is greater than or equal to the BV Lower Trigger Amount, an amount equal to $12,500,000 and (b) if the Preliminary Closing Book Value is less than the BV Lower Trigger Amount, an amount equal to $25,000,000; provided, however, that, in the case of clause (a), if Parent’s Pre-Closing Book Value Objections involve an aggregate amount that is greater than $1,000,000, Requisite Escrow Value shall be an amount equal to (i) $12,500,000 plus (ii) 2.12 times such aggregate amount of Parent’s Pre-Closing Book Value Objections (but in no case will the Requisite Escrow Amount exceed $25,000,000); provided, further, in the case of clause (a), if Parent’s Pre-Closing Book Value Objections involve an aggregate amount that is greater than $1,000,000 and such objections, if reflected in the Preliminary Closing Balance Sheet and the Preliminary Closing Book Value Statement, would cause the Preliminary Closing Book Value to be less than the BV Lower Trigger Amount, Requisite Escrow Value shall be an amount equal to $25,000,000.

“Requisite Escrow Value Per Share Contribution” means (a) in respect of a Subscription Stockholder, an amount per share equal to (i) the Class A Merger Consideration or the Class B Merger Consideration multiplied by (ii) the Requisite Escrow Value Per Share Contribution Ratio, in shares of common stock of Parent contemplated by the Subscription Agreement; provided, however, if such amount results in any fractional shares, then such amount in whole shares of common stock of Parent contemplated by the Subscription Agreement and cash in lieu of such fractional shares and (b) in respect of a Company Stockholder who is not a Subscription Stockholder, an amount per share equal to (i) the Class A Merger Consideration or the Class B Merger Consideration multiplied by (ii) the Requisite Escrow Value Per Share Contribution Ratio, in cash.

“Requisite Escrow Value Per Share Contribution Ratio” means the quotient of (a) the Requisite Escrow Value divided by (b) the Closing Date Merger Consideration.

“Review Period” has the meaning set forth in Section 3.07(d)(ii).

“Rhode Island Insurance Division” means the Insurance Division of the Rhode Island Department of Business Regulation.

“SAP” means the statutory accounting principles and practices prescribed or permitted by applicable insurance Law or the Rhode Island Insurance Division.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 3.02.

“Securities Act” means the Securities Act of 1933.

“Series 1 Class A Common Stock” means the Series 1 Class A Common Stock, par value $0.001 per share, of the Company.

“Series 2 Class A Common Stock” means the Series 2 Class A common stock, par value $0.001 per share, of the Company.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates.

“Soros” has the meaning set forth in the Recitals.

“Stock Certificate” has the meaning set forth in Section 3.05(a).

“Stockholder Payment Schedule” has the meaning set forth in Section 3.03.

“Stockholder Representative” has the meaning set forth in Section 9.17.

“Stockholder Written Consent” has the meaning set forth in Section 6.04.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subscription Price Amount” means, with respect to each Subscription Stockholder, the amount of the purchase price payable by such Subscription Stockholder to Parent in consideration for the issuance by Parent of shares of common stock of Parent to such Subscription Stockholder pursuant to the Subscription Agreement.

“Subscription Stockholders” means those Company Stockholders who are parties to the Subscription Agreement, or the subscription agreement with Parent substantially in the form of the Subscription Agreement, having such changes as Parent may reasonably agree, as Subscribers.

“Subsidiary” means with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Substitute Financing” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax” or “Taxes” means federal, state, county, local, foreign, and other taxes, assessments, charges, duties, fees, levies, imposts, customs, tariffs, obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, estimated, disability, environmental, alternative minimum, net worth, add-on, value added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Authority and interest on or in respect of failure to comply with any requirement relating to such taxes or any Tax Return.

“Total Book Value Underage Amount” has the meaning set forth in Section 3.07(c)(iv)(A).

“Tax Returns” means any and all returns, reports, statements, certificates, schedules, declarations, bills, claims for refund or other documents with respect to any Taxes which is supplied to any Governmental Authority in connection with the determination, assessment, or collection of any Tax, including any and all attachments, amendments and supplements thereto.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Trade Secrets” means confidential and proprietary information that derives its commercial value from being confidential, including any ideas, know-how, inventions, processes, formulae, models and methodologies that, in each case, meet the foregoing requirements.

“Trademarks” means all trademarks, trade names, trade dress, service marks, corporate names, logos, slogans, Internet domain names and any other indicia of source or origin, and all registrations and applications for any of the foregoing, together with all goodwill symbolized by any of the foregoing.

“Transaction Expenses” means the sum of all amounts that are payable by the Company or any of its Subsidiaries with respect to (a) fees and expenses of counsel to the Company or its Subsidiaries or any Company Stockholder, (b) fees and expenses of all other transaction advisors engaged by the Company or its Subsidiaries, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement, in the case of each of clauses (a) and (b) for services rendered through the Closing, (c) 50% of any insurance premiums payable pursuant to Section 6.08, (d) an amount equal to the lesser of (i) 50% of all fees and expenses attendant to purchasing, binding, executing and delivering the R&W Insurance Policy (including any termination fees payable to the R&W Insurance Policy insurer or any other Person in connection with any termination of this Agreement or a termination of the binder agreement with respect to the R&W Insurance Policy) or (ii) $625,000 and (e) fees and expenses of any Company Stockholder which are paid or payable by or the liability or obligation of the Company or any of its Subsidiaries; provided, that, Transaction Expenses shall not include any amounts (i) any fees or expenses incurred by or on behalf of Parent in connection with this Agreement whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Parent) or (ii) any amounts paid by Company Stockholders or their respective Affiliates (other than the Company or any of its Subsidiaries).

“Transaction Expense Statement” has the meaning set forth in Section 3.03(b).

“Transaction Expenses True-up Statement” has the meaning set forth in Section 3.07(a)(i).

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income) including use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization, privilege, conveyance, sales (including bulk sales) and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“True-up Objection Notice” has the meaning set forth in Section 3.07(a)(ii).

“True-up Review Period” has the meaning set forth in Section 3.07(a)(ii).

“Unclaimed Account” has the meaning set forth in Section 3.10.

“Unvested Class B Common Share” means a share of Class B Common Stock that is issued and outstanding, but subject to vesting conditions as of immediately prior to the Closing.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or Organizational Document are to the Contract or Organizational Document as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi) to the “date of this Agreement,” “the date hereof” and words of similar import refer to the date first written above; and

(vii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement.

(b) Any documents and agreements which have been posted to the Electronic Data Room shall be deemed to have been “delivered,” “provided” or “made available” (or any phrase of similar import) to Parent and Merger Sub by the Company.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(e) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f) References to a “party” hereto means Parent, Merger Sub, the Company or the Stockholder Representative and references to “parties” hereto means Parent, Merger Sub, the Company and the Stockholder Representative.

(g) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(h) For purposes of this Agreement, “actual fraud” shall mean an actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement (made with the knowledge that a representation or warranty set forth in Article IV or Article V was actually breached when made), and made with the express intent of inducing Parent to enter into this Agreement and upon which Parent shall have relied to its detriment; provided, however, “actual fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

(i) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(k) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 2.02 Closing. Subject to the satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Skadden, Four Times Square, New York, New York 10036 on the second (2nd) Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable at the Closing, shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04 Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the DGCL and the Certificate of Merger.

Section  2.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended to read in its entirety in the form to be provided by Parent prior to the Closing and attached hereto as Exhibit C and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. The Company shall take all requisite action so that effective upon the Effective Time, subject to Section 6.08, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. If necessary, the Company shall take any further requisite action necessary to implement the provisions of this Section 2.06.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF SHARES

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of any of the foregoing:

(a) Each share of common stock, par value $.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Subject to Section 3.02, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Class A Merger Consideration, less the portion of the Requisite Escrow Value Per Share Contribution in respect of such share of Class A Common Stock that is required to be paid or disbursed to Parent pursuant to Section 3.07.

(c) Subject to Section 3.02, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), including any Unvested Class B Common Shares, shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Class B Merger Consideration, less the portion of the Requisite Escrow Value Per Share Contribution in respect of such share of Class B Common Stock that is required to be paid or disbursed to Parent pursuant to Section 3.07.

(d) Each share of Common Stock held by (i) the Company in the Company’s treasury, (ii) any Subsidiary of the Company, or (iii) Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall, (A) with respect to the Excluded Shares described in clauses (i) and (iii) above, automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor and (B) with respect to the Excluded Shares described in clause (ii) above, remain outstanding following the Merger, and no consideration shall be delivered in exchange therefor.

Section 3.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, as provided in Section 3.01, but instead, at the Effective Time, by virtue of the Merger, (i) all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and (ii) each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them by Section 262 of the DGCL (“Section 262”). Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to such appraisal of such holder’s Dissenting Shares under Section 262 shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, as provided in Section 3.01. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.03 Pre-Closing Deliverables. Not later than ten (10) Business Days prior to the Closing, the Company shall prepare and deliver to Parent:

(a) (i) an estimated or preliminary unaudited consolidated balance sheet of the Company as of December 31, 2017 (the “Preliminary Closing Balance Sheet”) and (ii) a statement (the “Preliminary Closing Book Value Statement”) setting forth a calculation of the estimated or preliminary Closing Book Value (the “Preliminary Closing Book Value”) and the amount, if any, by which the Preliminary Closing Book Value is less than or greater than the Estimated Book Value. The Preliminary Closing Balance Sheet and the Preliminary Closing Book Value Statement shall be prepared (A) in accordance with the Balance Sheet Methods and in the same form as the Reference Balance Sheet, (B) if the Closing occurs prior to December 31, 2017, using (x) the most recent available monthly balance sheet of the Company and its Subsidiaries on a consolidated basis and (y) the planned operations of the Company and its Subsidiaries as set forth on Schedule 3.03(a) hereto with respect to the period from the Closing Date through December 31, 2017 (the “Post-Closing Planned Operations”) and (C) if the Closing occurs following December 31, 2017, using the balance sheet of the Company and its Subsidiaries on a consolidated basis as of December 31, 2017. Parent may provide comments, solely on the basis set forth in the second sentence of Section 3.07(b)(iv), on the Preliminary Closing Balance Sheet or the Preliminary Closing Book Value Statement delivered by the Company to Parent by providing written notice of such comments within three (3) Business Days following receipt of the Preliminary Closing Balance Sheet and Preliminary Closing Book Value Statement. If Parent delivers written notice of such comments to the Company, the Company and Parent shall, for a period of four (4) Business Days following delivery of such comments, Parent and the Company shall negotiate in good faith and the Company shall, in good faith, consider the reasonable comments of Parent. Within two (2) Business Days following such negotiation period, the Company shall notify Parent in writing of any changes to the Preliminary Closing Balance Sheet or Preliminary Closing Book Value Statement by providing revised versions thereof, and upon receipt of such notice from the Company, Parent shall notify the Company in writing if Parent still in good faith objects to any contents of the Preliminary Closing Balance Sheet or Preliminary Closing Book Value Statement (any such objections, the “Pre-Closing Book Value Objections”), it being understood that such objection by Parent shall not delay or impair the Closing but shall be taken into account solely for purposes of determining the Requisite Escrow Value. For the avoidance of doubt, in no event shall the foregoing delay and impair the Closing;

(b) a statement (the “Transaction Expense Statement”) signed by an officer of the Company certifying and setting forth (i) the aggregate amount of unpaid Transaction Expenses known at such time, (ii) the aggregate amount of Transaction Expenses paid by or on behalf of the Company known at such time and (iii) an itemized list of each such Transaction Expense with a description of the nature of such expense and, in the case of the unpaid Transaction Expenses, the Person (and the bank account of such Person) to whom such expense is owed. The Company shall cause each of Skadden, Arps, Slate, Meagher & Flom LLP and Evercore Group L.L.C. (A) to deliver statements of their final invoices reflecting all amounts due and payable to them by the Company or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby for all periods ending on or before the Closing Date and (B) to acknowledge and agree that the Company and its Subsidiaries shall not owe any other amounts to Skadden, Arps, Slate, Meagher & Flom LLP and Evercore Group L.L.C. with respect to the matters described in clause (A); and

(c) a schedule substantially in the form attached hereto as Exhibit D (the “Stockholder Payment Schedule”) signed by an officer of the Company certifying (based, where applicable, on the amounts set forth in the Transaction Expense Statement) the following: (A) the Closing Date Merger Consideration, (B) the Chairman Stipulated Incentive, (C) the Class A Preference Amount, (D) the Class A Preference Per Share Amount, (E) the Non-Preference Amount, (F) the Non-Preference Per Share Amount, (G) the Class A Merger Consideration, (H) the Class B Merger Consideration, (I) the aggregate amount payable to the Company Stockholders in accordance with Section 3.01, (J) the amount payable to each Company Stockholder (expressed as a dollar amount) that is allocated and payable to each Company Stockholder in accordance with Section 3.01 (the “Common Stock Settlement Payments”), (K) the Pro-Rata Share of each Company Stockholder and (L) the aggregate Requisite Escrow Value Per Share Contribution with respect to each Company Stockholder (expressed as a dollar amount).

It is understood and agreed that (x) the Stockholder Payment Schedule shall be incorporated herein by reference, (y) Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the Stockholder Payment Schedule for all purposes under this Agreement (including making payments under this Article III) and (z) and none of Parent, Merger Sub or the Surviving Corporation shall be responsible for the calculations or the determinations regarding such calculations in the Stockholder Payment Schedule. Exhibit D sets forth a form of the Stockholder Payment Schedule.

Section 3.04 Transactions at the Closing.

(a) At the Closing, the Company shall cause to be delivered to Parent the following:

(i) officer’s certificate contemplated by Section 7.02(d);

(ii) an executed signature page to the Escrow Agreement, as duly executed by the Stockholder Representative;

(iii) a FIRPTA Certificate;

(iv) evidence reasonably satisfactory to Parent that the Contracts between the Company or any of its Subsidiaries (on the one hand) and any of their respective Affiliates or Pine Brook or Soros (on the other hand), all as set forth on Section 6.13 of the Company Disclosure Schedule, have been terminated; and

(v) resignations of the directors of the Company and its Subsidiaries (except to the extent otherwise identified in writing by Parent prior to the Closing Date), effective at or prior to the Closing.

(b) At the Closing, Parent shall cause to be delivered to the Company the following:

(i) the officer’s certificate contemplated by Section 7.03(c); and

(ii) an executed signature page to the Escrow Agreement, as duly executed by Parent.

(c) At the Closing, in respect of the Merger, Parent shall make (or cause to be made) the following payments (which payments will result in the payment of one hundred percent (100%) of the Closing Date Merger Consideration):

(i) to each Company Stockholder who has delivered or delivers a duly executed Letter of Transmittal and surrenders such Company Stockholder’s Stock Certificate(s) (and such certificates shall thereafter be marked as canceled) or Book-Entry Shares or (subject to Section 3.05(b)) delivers a Lost Certificate Affidavit at least three (3) Business Days prior to the Closing, to the account set forth in such Company Stockholder’s Letter of Transmittal, by check or wire transfer of immediately available funds, as determined by the Company Stockholder in such respective Letter of Transmittal an amount equal to the Common Stock Settlement Payment for such Company Stockholder as set forth in the Stockholder Payment Schedule;

(ii) to an account of the Company designated in writing by the Company at least two (2) Business Days prior to the Closing, by wire transfer of immediately available funds, an amount equal to the aggregate Common Stock Settlement Payments for all Company Stockholders who have not delivered a duly executed Letter of Transmittal and surrendered such Company Stockholder’s Stock Certificate(s) or Book-Entry Shares or (subject to Section 3.05(b)) delivered a Lost Certificate Affidavit at least three (3) Business Days prior to the Closing;

and notwithstanding anything in this Agreement to the contrary, in respect of clauses (i) and clause (ii) immediately above, Parent shall not pay the portion of the Common Stock Settlement Payments equal to the sum of (x) any Requisite Escrow Value Per Share Contribution in cash and (y) the Subscription Price Amount (it being understood that (1) such amounts shall be withheld by Parent and applied (A) in the case of any Requisite Escrow Value Per Share Contribution in cash, toward the Escrow Account and (B) in the case of the Subscription Price Amount, toward such Subscription Stockholder’s contribution payment to Parent of such Subscription Stockholder’s Subscription Price Amount under the Subscription Agreement (with an amount equal to such Subscription Stockholder’s Requisite Escrow Value Per Share Contribution in shares of common stock of Parent being further applied toward the Escrow Account) and (2) further, each Subscription Stockholder’s Requisite Escrow Value Per Share Contribution in cash, if any, and the Subscription Price Amount under the Subscription Agreement shall be deemed to have been received by such Subscription Stockholder or the Company from Parent as part of the portion of the Common Stock Settlement Payments payable under this Agreement with respect to such Subscription Stockholder);

(iii) (A) with respect to the unpaid Transaction Expenses set forth on the Transaction Expense Statement, on behalf of the Company and its Subsidiaries, such unpaid Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on the Transaction Expense Statement and (B) to an account of the Company designated in writing by the Company at least two (2) Business Days prior to the Closing, by wire transfer of immediately available funds, the aggregate amount of the paid Transaction Expenses set forth on the Transaction Expense Statement; and

(iv) the aggregate Requisite Escrow Value Per Share Contribution in shares of common stock of the Parent issuable to the Subscription Stockholders pursuant to the Subscription Agreements having an aggregate value, based on the per share price set forth in the Subscription Agreements (the “Escrow Shares”) and cash (“Escrow Cash”), if applicable, for deposit into an escrow account (the “Escrow Account”) which shall be established pursuant to a customary escrow agreement reasonably acceptable to Parent and the Company (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Parent, the Stockholder Representative and an escrow agent to be mutually agreed upon by Parent and the Company (the “Escrow Agent”), and having such changes as may be requested by the Escrow Agent and approved by Parent and the Stockholder Representative (which approval shall not be unreasonably withheld or delayed by Parent or the Stockholder Representative).

The Escrow Shares shall be disbursed in accordance with Section 3.07 and the Escrow Agreement. Any disbursements from the Escrow Account to Parent shall be treated as a reduction of the Aggregate Merger Consideration under this Agreement.

Notwithstanding anything in this Agreement to the contrary, (x) Parent shall not pay to any Subscription Stockholder or the Company that portion of the Common Stock Settlement Payments otherwise payable under this Agreement with respect to such Subscription Stockholder that is equal to such Subscription Stockholder’s Subscription Price Amount under the Subscription Agreement, it being understood that such amount shall be withheld by Parent and applied toward such Subscription Stockholder’s payment to Parent of such Subscription Stockholder’s Subscription Price Amount under the Subscription Agreement and (y) consequently, each Subscription Stockholder’s Subscription Price Amount under the Subscription Agreement shall be deemed to have been received by such Subscription Stockholder or the Company from Parent as part of the portion of the Common Stock Settlement Payments payable under this Agreement with respect to such Subscription Stockholder.

Notwithstanding anything in this Agreement to the contrary and unless otherwise determined by the Company, any payments made to the holders of Unvested Class B Common Shares in respect thereof pursuant to this Section 3.04(c) shall be made through the Surviving Corporation’s payroll system and shall be subject to Section 3.08 to the extent applicable.

Section 3.05 Company Stockholders.

(a) Prior to the Closing, the Company shall mail to each Person who is a holder of record of certificates which evidences issued and outstanding shares of Common Stock (each, a “Stock Certificate”) and to each Person who is a holder of uncertificated shares of Common Stock represented by book entry (“Book-Entry Share”) a letter of transmittal in a customary form reasonably acceptable to each of the Company and Parent (“Letter of Transmittal”). Subject to Section 3.04(c), the Surviving Corporation shall distribute the Common Stock Settlement Payments, without interest, in accordance with the Stockholder Payment Schedule, to each former Company Stockholder who has delivered or delivers a duly executed Letter of Transmittal and surrenders such holder’s Stock Certificate(s) (and such certificates shall thereafter be marked as canceled) or Book-Entry Shares or (subject to Section 3.05(b)) delivers a Lost Certificate Affidavit, as soon as reasonably practicable (but in any event within three (3) Business Days) after the Surviving Corporation’s receipt of all such documents.

(b) If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, then, upon receipt by the Company or the Surviving Corporation, as applicable, of (i) an executed affidavit in the form attached to the Letter of Transmittal (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, stolen or destroyed, (ii) such bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction (in a form reasonably acceptable to Parent), (iii) any other documents necessary to evidence and effect the bona fide exchange thereof and (iv) a duly executed Letter of Transmittal, the applicable former Company Stockholder shall be entitled to receive the amounts in respect of the shares of Common Stock represented by such Stock Certificate as and when provided in the foregoing provisions of this Section 3.05. The Company, the Surviving Corporation and Parent expressly waive any requirement for any submission or processing fee in connection therewith.

Section 3.06 Payments to Persons Other than Registered Holders. If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange (a) shall deliver any such Stock Certificate to the Company or the Surviving Corporation accompanied by all documents required to evidence and effect such transfer, (b) shall properly transfer any such Book-Entry Shares and (c) shall pay to the Surviving Corporation any transfer or other Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate or Book-Entry Shares so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

Section 3.07 Determination of Closing Book Value; Adjustment to Aggregate Merger Consideration.

(a) True-up of Transaction Expenses.

(i) Not later than five (5) Business Days following the Closing, the Company shall prepare and deliver to Stockholder Representative a statement (the “Transaction Expenses True-up Statement”) signed by an officer of the Company certifying and setting forth (A) the aggregate amount of unpaid Transaction Expenses not reflected on the Transaction Expense Statement (delivered prior to the Closing) (the “Expense True-up Amount”) and (B) an itemized list of each unpaid Transaction Expense with a description of the nature of such expense and the Person (and the bank account of such Person) to whom such expense is owed.

(ii) If the Stockholder Representative objects to the Transaction Expenses True-up Statement, the Stockholder Representative will notify the Company in writing on or before the date that is fifteen (15) days after the date on which the Company delivers to the Stockholder Representative the Transaction Expenses True-up Statement (the “True-up Review Period”) of such objection by setting forth the Stockholder Representative’s calculation of the Expense True-up Amount, including each component thereof, and describing in reasonable detail the basis for such objection (the “True-up Objection Notice”). If the Stockholder Representative does not deliver a True-up Objection Notice prior to the expiration of the True-up Review Period, the Company’s calculation of the Expense True-up Amount shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. If a True-up Objection Notice is delivered to the Company prior to the expiration of the True-up Review Period, the Stockholder Representative and the Company shall negotiate in good faith to resolve any such objection. If the Stockholder Representative and the Company are able to resolve their objection with respect to the calculation of the Expense True-up Amount, such agreed calculation shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. If the Stockholder Representative and the Company are unable to resolve all such objections on or before the date that is five (5) days following notification by the Stockholder Representative of any such objection, the Stockholder Representative and the Company shall retain the Independent Accountant to resolve all such objections, it being understood the Independent Accountant shall adjudicate only those items still in dispute with respect to the Expense True-up Amount and the calculation of the Expense True-up Amount. The determination by the Independent Accountant shall be binding and conclusive on the Stockholder Representative and the Company. The Expense True-up Amount shall be paid in accordance with Section 3.07(c) below.

(b) Closing Balance Sheet; Closing Book Value Statement.

(i) General. Parent shall, or shall cause the Company to, prepare and deliver to the Stockholder Representative as soon as practicable after the Closing Date, but no later than February 28, 2018, (A) the unaudited consolidated balance sheet of the Company as of December 31, 2017 (the “Closing Balance Sheet”) and (B) a statement (the “Closing Book Value Statement”) setting forth a calculation of the Closing Book Value and the amount, if any, by which the Closing Book Value is less than or greater than the Estimated Book Value. The Closing Balance Sheet and the Closing Book Value Statement shall be prepared in accordance with the Balance Sheet Methods and in the same form as the Reference Balance Sheet.

(ii) Objection Notice. If the Stockholder Representative objects, which objection may only be made solely on the basis of the second sentence in Section 3.07(b)(iv), to the Closing Balance Sheet or the Closing Book Value Statement, the Stockholder Representative will notify Parent in writing on or before the date that is thirty (30) days after the date on which Parent delivers to the Stockholder Representative the Closing Balance Sheet and the Closing Book Value Statement (the “Review Period”) of such objection by setting forth the Stockholder Representative’s calculation of the Closing Book Value, including each component thereof, and describing in reasonable detail the basis for such objection (the “Objection Notice”). If the Stockholder Representative does not deliver an Objection Notice prior to the expiration of the Review Period, Parent’s calculation of the Closing Book Value shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. If an Objection Notice is delivered to Parent prior to the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve any such objection. If Parent and the Stockholder Representative are able to resolve their objection with respect to the calculation of the Closing Book Value, such agreed calculation shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. If Parent and the Stockholder Representative are unable to resolve all such objections on or before the date that is fifteen (15) days following notification by the Stockholder Representative of any such objection, the Stockholder Representative and Parent shall retain the Independent Accountant to resolve all such objections, it being understood the Independent Accountant shall adjudicate only those items still in dispute with respect to the Closing Balance Sheet and the calculation of the Closing Book Value. The determination by the Independent Accountant shall be binding and conclusive on the Company Stockholders, the Stockholder Representative and Parent.

(iii) Resolution by Independent Accountant. Within fifteen (15) days after the date of referral of the disputed matters to the Independent Accountant, the Stockholder Representative and Parent shall provide the Independent Accountant with a true and correct copy of each of the Closing Balance Sheet and the Closing Book Value Statement, and the Stockholder Representative and Parent shall each prepare and deliver to the Independent Accountant a written report of such line item or items remaining in dispute, which report shall set forth the specific dollar amount proposed by such party for each such item or items (which shall not be greater or less, as applicable, than the value for such item claimed by the Parent in the Closing Balance Sheet or the Closing Book Value Statement, as applicable, or the Stockholder Representative in the Objection Notice) and a detailed explanation of the basis and rationale for their respective positions. The Independent Accountant shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after the Stockholder Representative and Parent submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In resolving any disputed item, the Independent Accountant (A) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Stockholder Representative or Parent, or less than the lowest value for such item claimed by either the Stockholder Representative or Parent, in each case as presented to the Independent Accountant, (B) shall be bound by the principles set forth in this Section 3.07, and (C) shall limit its review to matters specifically set forth in the Objection Notice. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the parties. The fees, costs and expenses of the Independent Accountant shall be borne by Parent and the Company Stockholders in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the merits of the matters submitted. The Independent Accountant shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.

(iv) Other Matters regarding Dispute Resolution. Notwithstanding anything to the contrary contained in this Agreement, any disputes regarding amounts shown in the Closing Balance Sheet or the Closing Book Value Statement shall be resolved solely and exclusively as set forth in this Section 3.07. The scope of the disputed items to be resolved by the Independent Accountant shall be limited to whether the Closing Balance Sheet and the Closing Book Value Statement were prepared in accordance with the Balance Sheet Methods or mathematical error. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the parties and shall not be subject to collateral attack for any reason. The parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.

(v) Reasonable Access. The Stockholder Representative shall be entitled to have reasonable access, during regular business hours and upon reasonable advance notice to the Company, to the books and records of the Company and the work papers of Parent prepared specifically in connection with the Closing Book Value, and the relevant supporting documentation related to, the preparation of the Closing Book Value Statement and the calculation of the Closing Book Value, and, during regular business hours and upon reasonable advance notice to the Company and Parent, shall be entitled to discuss such books and records and work papers with Parent and those persons responsible for the preparation thereof; provided, however, that Parent and its Subsidiaries (including the Surviving Corporation) shall not be required to provide such access if doing so would (A) cause a risk of loss of attorney-client, work product, business strategy or other similar right, protection or privilege of such Person, (B) cause a violation of an obligation of confidentiality of such Person pursuant to an agreement to which such Person is a party or (C) constitute a violation of applicable Law; provided, further, that if the Parent does not provide access or information in reliance on the foregoing, it shall use its reasonable best efforts to communicate the applicable information to Company in a manner that would not violate the applicable Law or Contract or waive such a privilege.

(c) Closing Book Value Adjustment; Payments. Within three (3) Business Days after the final determination of the Closing Balance Sheet and the Closing Book Value Statement, or the failure of the Stockholder Representative to submit a timely Objection Notice:

(i) If the Closing Book Value is greater than the BV Upper Collar Amount, then (A) Parent shall pay (or cause its designee to pay) to the Stockholder Representative for distribution to the Company Stockholders an aggregate amount equal to the Book Value Overage minus the Expense True-Up Amount, if any, in cash by wire transfer of immediately available funds, and (B) the Stockholder Representative and Parent shall take any and all action necessary to cause the Escrow Shares and the Escrow Cash to be promptly released by the Escrow Agent for distribution to the Company Stockholders in accordance with their Requisite Escrow Value Per Share Contribution; provided, however, that if the Expense True-up Amount is greater than the Book Value Overage, then the actions referred to in the foregoing clause (A) and (B) shall not be taken, and in lieu thereof, the difference between the Expense True-up Amount and the Book Value Overage (the “Expense True-up Delta”) shall be addressed in the manner provided for in sub-section (ii) below.

(ii) If the Closing Book Value is equal to or less than the BV Upper Collar Amount but greater than or equal to the BV Lower Collar Amount, or if there is an Expense True-Up Delta, then the Escrow Agent shall deliver to Parent (or its designee as set forth in a written notice to the Escrow Agent) the Escrow Shares and the Escrow Cash having an aggregate value equal to the amount of any Expense True-Up Amount or the Expense True-up Delta, as applicable, and release the remainder of the Escrow Shares and the Escrow Cash, if any, for distribution to the Company Stockholders.

(iii) If the Closing Book Value is less than the BV Lower Collar Amount but equal to or greater than the BV Lower Trigger Amount, then the Stockholder Representative and/or Parent shall receive the Escrow Shares and the Escrow Cash as provided in this sub-section (iii):

(A) if sum of the difference between the Estimated Book Value and the Closing Book Value (the amount of such deficiency, the “Book Value Deficiency”) plus the Expense True-up Amount, if any, is less than or equal to the value of the Escrow Shares (with each Escrow Share being valued at the per share purchase price for such Escrow Shares as set forth in the Subscription Agreement) and the Escrow Cash, the Escrow Agent shall deliver to Parent (or its designee as set forth in a written notice to the Escrow Agent) Escrow Shares and Escrow Cash having an aggregate value equal to such sum and release the remainder of the Escrow Shares and Escrow Cash, if any, for distribution to the Company Stockholders, or

(B) if sum of the Book Value Deficiency plus the Expense True-up Amount, if any, is greater than the value of the Escrow Shares (with each Escrow Share being valued at the per share purchase price for such Escrow Shares as set forth in the Subscription Agreement) and the Escrow Cash, the Escrow Agent shall deliver to Parent (or its designee as set forth in a written notice to the Escrow Agent) the Escrow Shares and the Escrow Cash and there shall be no further payment to Parent in respect of the remainder of such difference.

In the case of sub-sections (ii) or (iii), Parent and the Stockholder Representative shall deliver a joint letter instructing the Escrow Agent to disburse the Escrow Shares and the Escrow Cash determined pursuant to such applicable sub-section from the Escrow Account to Parent (or its designee as set forth in a written notice to the

Escrow Agent) and, to the extent applicable, the Stockholder Representative for distribution to the Company Stockholders.

(iv) If the Closing Book Value is less than the BV Lower Trigger Amount, then the Stockholder Representative and/or Parent shall receive the Escrow Shares and Escrow Cash as provided in this sub-section (iv):

(A) if the sum of the Book Value Underage plus the Expense True-Up Amount, if any (the “Total Book Value Underage Amount”) is less than or equal to the value of the Escrow Shares (with each Escrow Share being valued at the per share purchase price for such Escrow Shares as set forth in the Subscription Agreement) and the Escrow Cash, the Escrow Agent shall deliver to Parent (or its designee as set forth in a written notice to the Escrow Agent) Escrow Shares and Escrow Cash having an aggregate value equal to such sum and release the remainder of the Escrow Shares and the Escrow Cash, if any, for distribution to the Subscription Stockholders, or

(B) if the Total Book Value Underage Amount is greater than the Escrow Shares (with each Escrow Share being valued at the per share purchase price for such Escrow Shares as set forth in the Subscription Agreement) and the Escrow Cash, the Escrow Agent shall deliver to Parent (or its designee as set forth in a written notice to the Escrow Agent) the Escrow Shares and the Escrow Cash and there shall be no further payment to Parent in respect of the remainder of such difference.

Notwithstanding the foregoing, with respect to the payments made pursuant to this Section 3.07, (i) any Parent Penalty shall be added to payments owed by Parent to the Stockholder Representative (on behalf of the Company Stockholders) or subtracted from amounts released to the Parent, as applicable and as the case may be, and (ii) any Company Penalty shall be subtracted from any payments owed by Parent to the Stockholder Representative (on behalf of the Company Stockholders) or added to amount that is required to be paid to Parent from the Escrow Account, as applicable and as the case may be. “Parent Penalty” means, with respect to any Pre-Closing Book Value Objection, in the event that the disputed item in respect thereof as reflected on the Closing Balance Sheet (as finally determined) is determined in favor of the Company’s position (as reflected on the Preliminary Closing Balance Sheet), an amount equal to (x) the difference between Pre-Closing Book Value Objection and the amount in respect thereof as reflected on the Closing Balance Sheet (as finally determined) multiplied (y) by 1.1, and interest on such resulting calculation added thereto at a 5% per annum rate from the date of Closing until the date of payment. “Company Penalty” means, with respect to any Pre-Closing Book Value Objection, in the event that the disputed item in respect thereof as reflected on the Closing Balance Sheet (as finally determined) is determined in favor of Parent’s position (with reference to the Pre-Closing Book Value Objection), an amount equal to the difference between the Company’s determination of such amount (as reflected on the Preliminary Closing Balance Sheet) and the amount in respect thereof as reflected on the Closing Balance Sheet (as finally determined) multiplied (y) by 1.1.

All payments made pursuant to this Section 3.07 shall be treated by all parties as an adjustment to the Aggregate Merger Consideration. All payments made by Parent or from the Escrow Account to the Stockholder Representative for distribution to the Company Stockholders pursuant to this Section 3.07 shall be distributed to the Stockholder Representative to the Company Stockholders in a manner proportionate to each respective Company Stockholder’s Requisite Escrow Value Per Share Contribution and with respect to each Company Stockholder, in the same form of consideration (i.e., cash or stock) as was contributed to the Escrow Account by or on behalf of such Company Stockholder. All payments or distributions from the Escrow Account to Parent (and all adjustments made thereto due to any Parent Penalty or Company Penalty) pursuant to this Section 3.07 shall be made in cash and shares of common stock of Parent in the same proportions that cash and shares of common stock of Parent were paid or contributed to the Escrow Account at the Closing under Section 3.04(c)(iv). The Parties hereto acknowledge and agree that the Escrow Shares and the Escrow Cash shall be the sole and exclusive source for the payment to Parent for any amounts owed to Parent pursuant to this Section 3.07. For purposes of any making any payment to Parent or to the Stockholder Representative (on behalf of the Company Stockholder) of any Escrow Shares from the Escrow Account, each such Escrow Share to be equal to volume-weighted average price of the Company’s common stock during the five (5) Business Day period ending on the Business Day immediately prior to Closing. The parties agree that all dividends or distributions on or in respect of the Escrow Shares, while the Escrow Shares are held in the Escrow Account, shall be paid into the Escrow Account.

(d) Conduct of Business by Parent. If the Closing occurs before December 31, 2017, then from the Closing Date through December 31, 2017, (x) the businesses and the operations of the Company and its Subsidiaries shall not be integrated into the businesses and operations of Parent and/or its Affiliates and the Company and its Subsidiaries shall be operated on a standalone basis in accordance with the Post-Closing Planned Operations and (y) except as set forth in Section 6.01 of the Company Disclosure Schedule, as required by applicable Law, Governmental Order or existing Insurance Contracts or other existing Contracts set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of the Stockholder Representative, Parent shall cause the Company and its Subsidiaries to conduct their businesses in the ordinary course of business consistent with past practice in all material respects and not to:

(i) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on or in respect of, or purchase, redeem or repurchase or otherwise acquire, any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;

(ii) make any change in its underwriting, reserving or accounting practices or policies, except as required by GAAP or SAP or changes in the interpretation or enforcement thereof, or make any change in its Investment Policies;

(iii) make any change in its cash management customs or practices, including the timing of collection of receivables and payment of payables and other current liabilities (which receivables and payables shall continue to be collected and paid utilizing normal procedures and without discounting amounts collected or accelerating amounts paid); or

(iv) enter into any Contract with respect to any of the foregoing.

Section 3.08 Withholding Tax. Notwithstanding any other provision in this Agreement, Parent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. Parent will provide written notice to the Company Stockholders of any withholding applicable to amounts to be paid hereunder (other than any withholding required under Section 1445 of the Code in the event that the Company does not timely deliver a FIRPTA Certificate in accordance with Section 3.04(a)(iii) at least ten (10) days prior to any such withholding), and will use commercially reasonable efforts to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company or any other recipient of payment in respect of which such deduction and withholding was made.

Section 3.09 No Liability for Abandoned Property. Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.10 Return of Funds. If and to the extent any Company Stockholder fails to deliver a Letter of Transmittal and surrender the related Stock Certificate, Book-Entry Shares or Lost Certificate Affidavit to the Company on or before the third (3rd) Business Day prior to the Closing Date, any Class A Merger Consideration or Class B Merger Consideration in respect such Stock Certificate, Book-Entry Shares or Lost Certificate Affidavit shall be held by the Surviving Corporation in a separately identifiable bank account (the “Unclaimed

Account”) separate and apart from the Surviving Corporation’s general funds (and shall not be available for any purpose other than payments to Company Stockholders who surrender Stock Certificates, Book-Entry Shares or Lost Certificate Affidavits after the Effective Time). On the one (1) year anniversary of the Closing Date, any Class A Merger Consideration or Class B Merger Consideration remaining in the Unclaimed Account shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (and any such cash may be comingled with the general funds of the Surviving Corporation), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of the applicable Company Stockholder and its heirs, assigns and transferees hereunder), and such Company Stockholder shall look only to the Surviving Corporation for payment of such amounts. Each Company Stockholder who delivers a duly completed and executed Letter of Transmittal and surrenders the related Stock Certificate, Book-Entry Shares or Lost Certificate Affidavit shall look only to the Surviving Corporation for satisfaction of any claims related to the Class A Merger Consideration or Class B Merger Consideration. Any interest, dividends or other income earned on the investment of cash held by the Surviving Corporation, together with all Tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation.

Section  3.11 Rights of Former Stockholders. At the Effective Time, the statutory books of the Company shall be closed as to holders of Common Stock immediately prior to the Effective Time and no transfer of Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.05, each Stock Certificate or Book-Entry Share theretofore representing a share of Common Stock (other than any Excluded Share) shall from and after the Effective Time represent for all purposes only the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable. The Aggregate Merger Consideration payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock (other than any Dissenting Shares).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:

Section 4.01 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole).

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole).

(c) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Organizational Documents of the Company.

Section 4.02 Authorization. The Company has all necessary corporate power and authority and, subject to receipt of the Company Stockholder Approval following the date hereof, has taken all corporate action necessary (including obtaining approval of the Company Board) to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed and delivered each other agreement to which the Company is a party contemplated hereby will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the other parties, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 500,000 shares of Class A Common Stock, 120,000 of which are designated as shares of Series 1 Class A Common Stock and 380,000 of which are designated as shares of Series 2 Class A Common Stock and (ii) 460,000 shares of Class B Common Stock. As of the date of this Agreement, the issued and outstanding shares of capital stock of the Company consists solely of (A) 37,822 shares of Series 2 Class A Common Stock, (B) 108,344 shares of Series 1 Class A Common Stock and (C) 25,794 shares of Class B Common Stock.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the names of each record holder of Common Stock and the number, series and class of shares of Common Stock held by such holder. All outstanding equity securities of the Company have been and are duly authorized and validly issued, fully paid and non-assessable and are free and clear of any restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or were not issued in violation of any applicable Law and are owned and of record, by each holder of Common Stock as described on Section 4.03(b) of the Company Disclosure Schedule. No equity securities of the Company are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales, redemptions or repurchases by the Company of its equity securities have been effected in compliance in all material respects with all applicable federal and state securities Laws.

(c) As of the date of this Agreement, other than as set forth in Section 4.03(a) hereof or in Section 4.03(b) of the Company Disclosure Schedule, there are no authorized or outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options, agreements or other rights to acquire from the Company, and no obligations of the Company to issue, deliver, grant or sell, any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) without limiting the generality of clauses (i), (ii) and (iii), subscriptions, rights (conversion, preemptive or otherwise), warrants, calls or commitments or any other arrangements or agreements of any nature whatsoever requiring or providing for the issuance, conversion, registration, voting, sale or transfer of any equity securities of the Company, or any synthetic equity, including phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into equity securities of the Company, or evidencing the right to subscribe for any equity securities of the Company.

(d) As of the date of this Agreement, the Company is not bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or any other agreement or understanding with respect to the sale or voting of any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any equity securities of the Company. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the

Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of equity securities of the Company may vote.

(e) Except with respect to the Investment Assets and the Subsidiaries of the Company set forth on Section 4.04(a) of the Company Disclosure Schedule, the Company does not own, and is not bound by any Contract to acquire, any capital stock or other security of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.04 Subsidiaries.

(a) Section 4.04(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, a true and complete list of all Subsidiaries of the Company, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the record and beneficial ownership of such shares or other equity interests. All outstanding equity securities of each Subsidiary of the Company have been and are duly authorized and validly issued, fully paid and non-assessable and are free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Encumbrances (other than Permitted Encumbrances), were not issued in violation of any applicable Law and are owned, beneficially and of record, by the Company or another Subsidiary of the Company. No equity securities of any Subsidiary are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales, redemptions or repurchases by each Subsidiary of its equity securities have been effected in compliance in all material respects with all applicable federal and state securities Laws.

(b) As of the date of this Agreement, other than as set forth in Section 4.04(a) of the Company Disclosure Schedule, there are no authorized or outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for equity securities of any Subsidiary of the Company, (iii) options, agreements or other rights to acquire from any Subsidiary of the Company, and no obligations of any Subsidiary of the Company to issue, deliver, grant or sell, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company or (iv) without limiting the generality of clauses (i), (ii) and (iii), subscriptions, rights (conversion, preemptive or otherwise), warrants, calls or commitments or any other arrangements or agreements of any nature whatsoever requiring or providing for the issuance, conversion, registration, voting, sale or transfer of any equity securities of any Subsidiary of the Company, or any synthetic equity, including phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into equity securities of any Subsidiary of the Company, or evidencing the right to subscribe for any equity securities of any Subsidiary of the Company.

(c) As of the date of this Agreement, none of the Subsidiaries of the Company is bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or any other agreement or understanding with respect to the sale or voting of any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any equity securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of equity securities of any Subsidiary of the Company may vote.

(d) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Organizational Documents of the Subsidiaries of the Company.

Section 4.05 Non-Contravention.

(a) Subject to the making of the filings and registrations and receipt of the consents, approvals, authorizations, waivers, permits, filings and notifications referred to in Section 4.06 and the expiration of related waiting periods, except as may result from any facts or circumstances relating to the identity or regulatory status of Parent or its Affiliates, the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without notice or lapse of time or both, (i) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances or Permitted Title Encumbrances) or any acceleration of remedies, penalty, increase in or loss of benefit payable or right of termination, modification, suspension, revocation or cancellation under, or forfeiture of, as applicable, any applicable Law, Governmental Order or Permit or any Contract to which the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole), is a party or by which the assets of any of them are bound, or (ii) constitute a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries.

(b) The affirmative vote (in person or by proxy) at a meeting of the Company Stockholders (or a written consent in lieu thereof) of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or debt or equity securities of the Company or any of its Subsidiaries which is necessary to adopt and approve this Agreement and each other agreement, document, instrument or certificate contemplated hereby or approve the transactions contemplated hereby and thereby.

Section 4.06 Governmental Filings and Consents. No consents, approvals, authorizations, waivers or permits from or filings with or notifications to, any Governmental Authority are required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and each other agreement, document, instrument or certificate contemplated hereby or the consummation of the transactions contemplated hereby or thereby, except for (a) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) applicable requirements under the HSR Act and (c) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.06 of the Company Disclosure Schedule.

Section 4.07 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries (i) are, and since December 31, 2014 have been, in compliance in all material respects with applicable Law and (ii) have not received, at any time since December 31, 2014, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply in all material respects with, any applicable Law that has not been remedied.

(b) (i) The Company and each of its Subsidiaries holds and maintains in full force and effect all material Permits required to conduct their respective businesses in the manner and in all such jurisdictions as the Company and such Subsidiary is currently conducted, and (ii) the Company and each of its Subsidiaries is and has been since December 31, 2014 in compliance in all material respects with all such Permits. Neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2014, any written notice from any Governmental Authority (A) regarding any actual or alleged violation of, or failure on the part of the Company or such Subsidiary to comply in any material respect with, any term or requirement of any such Permit that has not been conclusively remedied, (B) regarding any failure to hold or obtain any such Permit or (C) stating that any such Permit will not be renewed.

(c) Except as required by applicable Law or the Permits maintained by NBIC and PIC, (i) there is no order or directive by, or supervisory letter or cease-and-desist order from, any state insurance regulator that is binding on NBIC or PIC and (ii) neither NBIC nor PIC has adopted any board resolution at the request of any state insurance regulator that limits in any material respect the ability of either NBIC or PIC to conduct its business.

(d) Since December 31, 2014, each of NBIC and PIC has filed or submitted all regulatory reports, schedules, statements, filings, submissions, registrations, and annual and quarterly statutory financial statements, in each case, required by applicable Law to be filed with or submitted to the appropriate state insurance regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance, as applicable.

(e) The Company has made available to Parent, true and complete copies of all material examination reports relating to NBIC or PIC received by it on or after December 31, 2014 through the date of this Agreement. To the extent required by the applicable state insurance regulator, a corrective plan has been submitted to and accepted by such state insurance regulator with respect to all material deficiencies or violations noted in such examination reports and a true and correct copy of each such plan submitted on or after December 31, 2014 through the date of this Agreement, has been made available to Parent.

(f) There are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, threatened in writing against NBIC or PIC by any insurance guaranty association, assigned risk plan, residual market plan, board, bureau or similar organization in connection with such association’s or other organization’s operations, other than unpaid claims or assessments disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Financial Statements provided or made available to Parent.

(g) Since December 31, 2014, no material fine or penalty has been imposed on either NBIC or PIC by any state insurance regulator.

(h) Since December 31, 2014, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each authorized broker, producer, consultant, agent, field marketing organization, or third party service provider to the extent acting on behalf of the Company or any of its Subsidiaries has marketed, administered, sold and issued insurance products with respect to the Company’s and its Subsidiaries’ business activities and services in compliance in all material respects with all applicable insurance Laws, including applicable Laws that relate to the compensation and the licensing of Persons to sell insurance products. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each insurance agent or broker (each, an “agent”), at the time such agent wrote, sold or produced any Insurance Contract related to the business of the Company or any of its Subsidiaries, was duly licensed for such business and duly appointed in accordance with applicable insurance Laws and (ii) to the Knowledge of the Company, no such agent violated any term or provision of any Law applicable to the writing, sale, production or management of any Insurance Contract.

Section 4.08 Financial and Statutory Statements; No Undisclosed Liabilities.

(a) Company Financial Statements. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended (the “Company Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2017 and the related consolidated statement of operations and changes in stockholders’ equity for the fiscal quarter then ended (the “Company Unaudited Financial Statements” and, collectively with the Company Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements (A) present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company as of the respective dates and for the respective periods referred to in the Company Financial Statements, subject in the case of the Company Unaudited Financial Statements to normal year-end adjustments and (B) were prepared in accordance with GAAP consistently applied throughout the periods to which such Company Financial Statements relate (except as may be indicated in the notes thereto).

(b) Company Statutory Financial Statements.

(i) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of (A) the audited annual statutory financial statements of NBIC and PIC as of and for the years ended December 31, 2016 and December 31, 2015 (the “Company Annual Statutory Financial Statements”) and (B) the unaudited quarterly statutory financial statements of NBIC and PIC as of and for the quarterly period ended March 31, 2017 (the “Company Unaudited Statutory Financial Statements” and, collectively with the Company Annual Statutory Financial Statements, the “Company Statutory Financial Statements”). The Company Statutory Financial Statements (1) present fairly, in all material respects, the statutory financial position and the statutory results of operations, capital and surplus of NBIC and PIC, respectively, as of the respective dates and for the respective periods referred to in the Company Statutory Financial Statements, subject in the case of the Company Unaudited Statutory Financial Statements to normal year-end adjustments (the effect of which is not material), (2) were prepared in accordance with SAP consistently applied throughout the periods to which such Company Statutory Financial Statements relate (except as may be indicated in the notes thereto) and (3) have been based upon and are consistent in all material respects with the books and records the Company and its Subsidiaries.

(ii) The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each of NBIC and PIC contained in the Company Statutory Financial Statements (A) were, except as otherwise noted in the applicable Company Statutory Financial Statement, determined in all material respects in accordance with generally accepted actuarial standards; (B) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Financial Statements; and (C) satisfied the requirements of all applicable Insurance Laws with respect to the establishment of reserves in all material respects.

(c) Except for those Liabilities (i) that are reflected or reserved against in the Company Financial Statements or the Company Statutory Financial Statements, (ii) incurred in the ordinary course of business since March 31, 2017 or (iii) that have not had and would not, individually or in the aggregate with any other Liabilities, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole), as of the date of this Agreement, the Company and its Subsidiaries have no liabilities that would be required by GAAP to be reflected on a balance sheet of the Company (or disclosed in the notes thereto).

(d) Each of NBIC and PIC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP, and (iii) access to their properties and assets is permitted only in accordance with management’s general or specific authorization. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the investment policies of the Company and its Subsidiaries (the “Investment Policies”).

(e) Each of NBIC and PIC complies in all material respects with (i) all applicable solvency requirements, including risk-based capital requirements under applicable insurance Laws, (ii) the model audit rule as applied by the Rhode Island Insurance Division, and (iii) the “own risk and solvency assessment” requirements as applied by the Rhode Island Insurance Division. Neither NBIC nor PIC is subject to any requirement imposed by any Governmental Authority to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under applicable Laws, including insurance laws and regulations.

Section 4.09 Absence of Certain Changes. Since December 31, 2016 through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been operated in the ordinary course of business consistent with past practice, and (b) no Company Material Adverse Effect has occurred.

Section 4.10 Litigation; Governmental Orders.

(a) As of the date of this Agreement, there is no Action (i) pending or, to the Knowledge of Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective businesses or any of their respective properties or assets or any current or former stockholder, equity holder, director, officer, employee or agent of the Company or any of its Subsidiaries (in such Person’s respective capacity as such with respect to the Company or any of its Subsidiaries) (other than any litigation arising out of the Insurance Contracts) or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, none of the Company or any of its Subsidiaries or any of their respective businesses, properties or assets is a party or subject to any Governmental Order applicable to the Company or any such Subsidiary, its business or any of its properties or assets other than any Governmental Order that is generally applicable to all Persons in businesses similar to that of the Company or any of its Subsidiaries.

Section 4.11 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed, or caused to be duly or timely filed, all material Tax Returns required to be filed on or before the Closing Date. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company and any of its Subsidiaries have been paid in full (whether or not shown or required to be shown on any Tax Return), other than Taxes being contested in good faith.

(b) There are no audits, claims or assessments regarding material Taxes pending or threatened in writing against the Company or any of its Subsidiaries by any Governmental Authority.

(c) The Company and its Subsidiaries have not received any written notice of proposed adjustment, deficiency, underpayment of income or other material Taxes or any other such written notice which has not been satisfied by payment or been resolved.

(d) All material Taxes required to be deducted, withheld, and timely paid under applicable Law in connection with amounts paid or owing by the Company or any of its Subsidiaries to any employee, independent contractor, creditor, owner, shareholder, member or other third party have been deducted, withheld, and, to the extent required by applicable Law, timely paid to the appropriate Governmental Authority. The Company and its Subsidiaries have timely and accurately complied in all material respects with all reporting and recordkeeping requirements related thereto, including filing Forms W-2 and 1099s (or other applicable forms).

(e) None of the Company or any of its Subsidiaries has received a written claim from any taxing authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that the Company or any of its Subsidiaries, as applicable, is required to file a Tax Return or is subject to taxation by that jurisdiction.

(f) None of the Company or any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar provisions of state, local, or foreign Law) filing a consolidated federal, state, or foreign income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for any material Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor or by contract or agreement.

(g) There are no Encumbrances (other than Permitted Encumbrances or Permitted Title Encumbrances) for material Taxes upon any assets of the Company or any of its Subsidiaries.

(h) None of the Company or any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement, other than such an agreement (i) solely between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries or (ii) entered into in the ordinary course of business.

(i) There are no agreements or applications by the Company or any of its Subsidiaries for an extension of time for the assessment or payment of any material Taxes or for the filing of any material Tax Return that has not been filed, or waivers of a statute of limitations by the Company or any of its Subsidiaries in respect of material Taxes for any material Tax Return that has not been filed.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received or deferred revenue accrued outside of the ordinary course of business prior to the Closing, (vi) election by an the Company or any of its Subsidiaries under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) made on or prior to the Closing Date, or (vii) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) relating to the period prior to the Closing Date.

(l) The Company and its Subsidiaries have made available to the Parent for inspection at its office (i) complete and correct copies of all income and other material Tax Returns of the Company and its Subsidiaries filed with respect to taxable periods ended on or after December 31, 2014, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(m) Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(n) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any Tax holidays, concessions, grants, exemptions, incentives, credits, rebates and agreements (including any agreement for the deferred payment of any Tax Liability) with any Governmental Authority outside of the United States.

(o) Where required by Law, Tax reserves for the Company and any of its Subsidiaries that is an insurance company have been and are computed and maintained in all material respects in the manner required under Sections 832 and 846 of the Code and any other applicable provision of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(p) Neither the Company nor any of its Subsidiaries is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q) The unpaid Taxes of the Company and its Subsidiaries as of December 31, 2017 do not exceed the Tax liabilities (net of the Tax assets, if any) included in the Closing Book Value.

(r) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in this Section 4.11 and Section 4.12 constitute the sole and exclusive representations and warranties of the Company relating to any Taxes or Tax Returns (including any compliance with any applicable Tax Law) and (ii) nothing in this Agreement (including this Section 4.11) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including method of accounting) of the Company or any of its Subsidiaries.

Section 4.12 Employee Benefits.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, as the date of this Agreement, a list of all material Benefit Plans. Prior to the date of this Agreement, with respect to each material Benefit Plan, the Company has made available to Parent current, complete and accurate copies of each of the following documents, as applicable, (i) a true and correct copy of the Benefit Plan (including all amendments thereto), (ii) a true and correct copy of the three (3) most recent Form 5500s and all attachment thereto, including audited financial reports, (iii) a true and correct copy of the most recent summary plan description and any summary of material modifications made thereto, (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, a true and correct copy of the trust or other funding agreement (including all amendments thereto),(v) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the IRS, (vi) copies of the nondiscrimination testing results for the last three (3) plan years and (vii) copies of material correspondence from the Internal Revenue Service, the Department of Labor and/or the Pension Benefit Guaranty Corporation the Company and its Subsidiaries have received with respect to any Benefit Plan within the past three (3) years.

(b) Each Benefit Plan was established and has been administered in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code, except for such instances of noncompliance which would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole).

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or its Subsidiaries: (i) there are no pending or, to the Knowledge of the Company, threatened audits, investigations by any Governmental Authority with respect to, or other proceedings against any Company Employee Plan (other than routine claims for benefits); and (ii) no non-exempt “prohibited transaction” has occurred within the meaning of Section 4975 of the Code and Section 406 of ERISA.

(d) No Benefit Plan is, and neither the Company, any Subsidiary or any ERISA Affiliate has or is reasonably expected to have any Liability under, (i) a plan subject to Section 412 of the Code and/or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or its Subsidiaries, with respect to the Pension Plan: (1) no reportable event (within the meaning of Section 4043 of ERISA) has occurred from or after January 1, 2014, other than (x) an event for which the 30-day notice requirement has been waived or (y) in connection with the termination of the Pension Plan; (2) the present value of all liabilities that would be “benefit liabilities” under Section 4001(a)(16) of ERISA do not exceed the current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); and (3) all contributions to, and payments from and with respect to such plan, which may have been required to be made in accordance with such plan and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the

Code), whether or not waived, exists, and none of the assets of the Company for any ERISA Affiliate are subject to any lien arising under Section 302(f) or ERISA or Section 412(n) of the Code.

(e) With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter or opinion letter upon which the Company and its Subsidiaries are entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code, and no such determination letter or opinion letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan which would reasonably be expected to adversely affect its qualification.

(f) Neither the Company nor any of its Subsidiaries is obligated under any Benefit Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of the Company, its Subsidiaries or their predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable law.

(g) Neither the Company nor any of its Subsidiaries have any liability or obligation to provide for any gross up payments for Taxes that may be imposed under Sections 409A or 4999 of the Code.

(h) The execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby do not and will not (i) entitle any current or former director, officer, employee and/or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment (including any change of control payment or any transaction bonus) from the Company or any Subsidiary or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such current or former director, officer, employee and/or independent contractor.

Section 4.13 Labor Matters.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement with respect to the employees with any labor union or any other employee organization, group or association organized for purposes of collective bargaining, (ii) there are no activities or proceedings of any labor union to organize any employees and (iii) there are no actual or, to the Company’s Knowledge, threatened strike, slowdown, picketing, work stoppage or lockout with respect to employees. Since December 31, 2014, there has been no strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any Subsidiary of the Company or any of their respective employees, or to the Company’s Knowledge, threats thereof. Neither the Company nor any Subsidiary of the Company has a duty to bargain with any union.

(b) Since December 31, 2014, the Company and all of its Subsidiaries have been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company or any Subsidiary of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, anti-bribery, wages, working time, hours, overtime compensation, child labor, hiring, promotion and termination of employees or independent contractors, working conditions, severance, meal and break periods, privacy, health and safety, workers’ compensation, retirement benefits, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any Subsidiary of the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any Subsidiary of the Company classified by the Company or any Subsidiary as exempt under the Fair Labor Standards Act or, as applicable, any comparable foreign Law, or under any state, local or foreign wage and hour Laws, are properly classified in all material respects. Except as disclosed in Section 4.13(b) of the Company Disclosure Schedule,

there are no Actions against the Company or any Subsidiary of the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator arising out of labor and employment, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all registrations and pending applications for Trademarks, Copyrights and Patents owned by the Company and any of its Subsidiaries.

(b) (i) The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and (ii) neither the Company or any of its Subsidiaries has received any written notice of any alleged infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any third party since December 31, 2014, in each case of (i) and (ii), where such infringement, misappropriation or other violation is pending and not resolved as of the date of this Agreement and except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole). To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been made or threatened in writing by the Company or any of its Subsidiaries since December  31, 2014.

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all Contracts to which the Company is a party that meets any of the following criteria and which is not a Benefit Plan, Lease, Insurance Contract or Reinsurance Contract (each, a “Material Contract”):

(i) requires expenditures by the Company or any of its Subsidiaries involving consideration in excess of $1,500,000 in the aggregate in any twelve (12)-month period;

(ii) provides for payments to be received by the Company or any of its Subsidiaries in excess of $1,500,000 in the aggregate in any twelve (12)-month period;

(iii) relates to the incurrence by the Company or any of its Subsidiaries of any indebtedness, other than such Contracts entailing past or reasonably expected future amounts less than $1,500,000 in the aggregate;

(iv) relates to the acquisition or disposition by the Company or any of its Subsidiaries of any material assets or any material business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise), to the extent any actual or contingent material obligations of the Company thereunder remain outstanding, other than transactions involving Investment Assets;

(v) contains provisions or covenants that limit the ability of the Company or any Subsidiary to engage in any line of business or business activity in any geographic area;

(vi) contains guarantees or keep-wells made or supported by the Company or any of its Subsidiaries that are not terminable on less than ninety (90) days’ prior notice without payment of a material penalty;

(vii) pursuant to which the Company or any of its Subsidiaries has committed to provide or license any Intellectual Property or the Company or its Subsidiaries has agreed to license Intellectual Property of any third party;

(viii) with Pine Brook, Soros, any Affiliate of the Company or any of its Subsidiaries, or any Governmental Authority;

(ix) involves any joint venture, partnership or limited liability company agreement involving a sharing of profits, losses, costs or other liabilities by the Company or any of its Subsidiaries with any other Person, other than contracts with their agents in the ordinary course of business;

(x) provides for or requires capital expenditures in excess of $250,000;

(xi) under which the Company or any of its Subsidiaries has loaned to, or made an investment in, or guaranteed the obligations of, any Person in excess of $250,000, other than investment assets that have been made in compliance with the Investment Guidelines;

(xii) relates to any bond or letter of credit, not entered into in the ordinary course of business consistent with past practice;

(xiii) restricts the declaration, setting aside or payment of any dividend or distribution on, or in respect of, any capital stock or equity interest of the Company or any of its Subsidiaries;

(xiv) outsources any material function or part of the business of the Company or any of its Subsidiaries; or

(xv) is an obligation to enter into any of the foregoing.

(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, as of the date of this Agreement (i) each Material Contract is a valid and binding obligation of the Company and any applicable Subsidiary and, to the Knowledge of Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and any applicable Subsidiary has not and is not, and, to the Knowledge of the Company, no other party thereto has been or is in material violation of, or in default in the performance, observance or fulfillment of, any obligation, covenant or condition contained in any of the Material Contracts, and (iii) no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to constitute a default under or material violation of any Material Contract by the Company or any applicable Subsidiary.

(c) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Material Contracts and true and complete written descriptions of each oral Material Contract, if any.

Section 4.16 Real Property.

(a) Section 4.16(a)(i) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all real properties owned (directly or indirectly) by the Company and/or any of its Subsidiaries (the “Owned Real Property”), including the address or other description and the ownership interest therein. The Company or one of its Subsidiaries have good and valid fee simple title to all Owned Real Property, free and clear of all Encumbrances, adverse claims, easements, covenants, encroachments, burdens, title defects, or limitations of any nature whatsoever (other than Permitted Title Encumbrances). There are no expropriate or condemnation proceedings pending, or to the Knowledge of the Company, threatened in writing against the Owned Real Property. Except as set forth on Section 4.16(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries lease or otherwise grant to any Person the right to use or occupy any of the Owned Real Property. Neither the Company nor any of its Subsidiaries is a “foreign person” as defined in Section 1445 of the Code.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all leases, subleases, licenses and occupancy agreements for use of real property by the Company or one of its Subsidiaries (the “Leases”). Assuming the due authorization, execution and delivery thereof by the other party or parties thereto (i) each Lease is a valid, in full force and effect and binding obligation of the Company and any applicable Subsidiary and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, and the Company and each applicable Subsidiary is in material compliance with each such Lease, (ii) the Company and any applicable Subsidiary is not, and, to the Knowledge of Company, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Leases and (iii) to the Knowledge of the Company, no event has occurred that with the giving of notice or passage of time, or both, would constitute or result in a default under any Lease, except, with respect to the foregoing clauses (i), (ii), and (iii), where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, cause a Company Material Adverse Effect. Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not cause a termination of, or give the lessor the right to terminate, the rights of the Company or any Subsidiary thereof to the continued use and possession of the Leased Premises. The Company has made available to Parent true and complete copies of the Leases (including all lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Premises, including all amendments, terminations and modifications thereof).

(c) The Company and its Subsidiaries have complied in all material respects with all material conditions of all material certificates of occupancy and permits of any Governmental Authority necessary for the current use and operation of each Real Property (the “Real Property Permits”) applicable to them and no default or violation under any Real Property Permit, or event that with the lapse of time or giving of notice or both would become such a default or violation, has occurred under such Real Property Permits. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority that the Real Property is currently in violation of any zoning or other land use regulations.

Section  4.17 Insurance Contracts; Underwriting. Except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole):

(a) All policy and contract forms on which NBIC and PIC have issued Insurance Contracts and which are currently being used by NBIC or PIC or were used by NBIC or PIC for business which is still in force have, to the extent required by applicable Law, been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection. All Insurance Contracts and all such policy and contract forms comply in all material respects with, and have been administered in accordance with, applicable Law. Any rates with respect to Insurance Contracts to the extent required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by NBIC or PIC, as applicable, conform thereto.

(b) Except for variances in the ordinary course of business, the underwriting standards utilized and rates and rating factors and criteria applied by NBIC and PIC with respect to the Insurance Contracts conformed to those contained in such underwriting manual (as in effect at the times such Insurance Contracts were underwritten).

Section 4.18 Reinsurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all inforce treaties, agreements, slips, binders, cover notes or similar arrangements of assumed, ceded or retroceded reinsurance of NBIC and PIC in effect on the date hereof, other than any such treaties or agreements solely between a NBIC, on the one hand, and PIC, on the other hand (the “Reinsurance Contracts”).

(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, as of the date of this Agreement (i) each Reinsurance Contract is a valid and binding obligation of the Company and any applicable Subsidiary and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and any applicable Subsidiary is not, and, to the Knowledge of the Company, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Reinsurance Contracts and no other party to any Reinsurance Contract is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the

Knowledge of the Company, no event has occurred that would constitute a default under any Reinsurance Contract, and (iv) there are no disputes under any Reinsurance Contract except, with respect to the foregoing clauses (i), (ii), (iii) and (iv), where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries (taken as a whole).

(c) Prior to the date of this Agreement, the Company has made available to Parent copies of the Reinsurance Contracts.

Section 4.19 Investment Assets. Section 4.19 of the Company Disclosure Schedule sets forth, as of July 5, 2017, a true and complete list of all Investment Assets. Except for Investment Assets sold or otherwise disposed of since July 5, 2017, to the Knowledge of the Company, (i) NBIC and PIC hold valid title to all Investment Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, the Investment Policies and any investment restriction under applicable Law.

Section  4.20 Actuarial Information. Prior to the date of this Agreement, the Company has made available to Parent copies of all actuarial reports, actuarial certificates, and loss recognition analyses prepared by any third party actuarial consultant on behalf of or made available to the Company since December 31, 2016 through the date of this Agreement. The information and data used in connection with the preparation of such actuarial reports are accurate in all material respects with respect to the periods covered in such reports. The loss recognition analyses were generated from the same underlying sources and systems that were utilized by the Company to prepare the Company Statutory Financial Statements, were derived from the books and records of the Company at the relevant time of preparation (which preparation was accurate in all material respects), and was, to the Knowledge of the Company, were prepared in conformity in all material respects with applicable Law. The actuarial analyses were based on the inventory of policies in force at the relevant time of preparation, and, to the Knowledge of the Company, were prepared by such actuarial consultant or consultants using appropriate modeling procedures actuarially applied, were prepared in conformity with generally accepted actuarial standards consistently applied, and any projections were prepared in accordance with the assumptions stated therein.

Section 4.21 Interested Transactions. Except as disclosed in Section 4.21 of the Company Disclosure Schedule, no officer or director or any Company Stockholder or Affiliate of the Company or any of its Subsidiaries or any Company Stockholder or, to the Knowledge of the Company, any relative of such an officer, director, Company Stockholder or Affiliate has any agreement with the Company or any of its Subsidiaries or any interest in any property (real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or any of its Subsidiaries, except solely as a Company Stockholder or employee of the Company or any of its Subsidiaries.

Section  4.22 Absence of Certain Business Practices. Since December 31, 2014, neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any officer, director, employee or agent of the Company or any of its Subsidiaries has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has, since December 31, 2014, made any direct or indirect unlawful payment to Governmental Authority officials or employees from the Company’s or any of its Subsidiaries’ funds or, since December 31, 2014, been reimbursed from the Company’s or any of its Subsidiaries’ funds for any such payment.

Section 4.23 Insurance Policies. True and complete copies of all insurance policies (other than reinsurance agreements) held by the Company and its Subsidiaries in force to which the Company or its Subsidiaries is a beneficiary or named insured (including property damage, public liability, worker’s compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) have been provided or made available to Parent. All such policies are in full force and effect, the premiums due thereon have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions thereof. The consummation of the transactions contemplated by this Agreement will not constitute a default under any such insurance policies.

Section 4.24 Environmental Matters.

(a) To the Knowledge of the Company, no Hazardous Materials have been released into the environment, or discharged or disposed of at, on, or under the Real Property by the Company or any of its Subsidiaries or by any third party, other than (i) routine leakage of gasoline and antifreeze from automobiles parked from time to time on the Real Property, (ii) discharges that have been authorized pursuant to applicable Hazardous Materials Law, or (iii) releases, discharges or disposals that are not reasonably likely to result in material liability to the Company or any of its Subsidiaries or materially impair the value of the Real Property. To the Knowledge of the Company, no Hazardous Materials Contamination has occurred on or emanating from the Real Property that would be reasonably likely to result in material liability to the Company or any of its Subsidiaries or materially impair the value of the Real Property.

(b) No administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials Law or Hazardous Materials Contamination is in existence or proposed, or to the Knowledge of the Company, threatened or anticipated with respect to the Real Property. To the knowledge of the Company, no investigation with respect to an actual or alleged violation of Hazardous Materials Law or Hazardous Materials Contamination is proposed, threatened or anticipated with respect to the Real Property that would be reasonably likely to result in material liability to the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation in any material respects of any applicable Hazardous Materials Law with respect to the Real Property, and no third party has violated any applicable Hazardous Materials Law with respect to the Real Property in a manner that is reasonably likely to result in material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of any third party claims regarding damage to property or persons resulting from any Hazardous Materials Contamination affecting the Real Property, excluding any such matters that have been resolved with no future liability.

(c) Neither the Company nor any of its Subsidiaries has received written notice from any tenants regarding the existence of Hazardous Materials Contamination on the Real Property that could result in material liability to the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, the Company has provided to Parent all material environmental, health or safety reports, audits, or assessments in its possession relating to the Company and its Subsidiaries or their respective facilities or operations, which reports, audits or assessments have been prepared since December 31, 2014.

(e) The representations and warranties set forth in this Section 4.24 are the sole and exclusive representations and warranties being made by the Company and its Subsidiaries in this agreement relating to Hazardous Materials, Hazardous Materials Law and Hazardous Materials Contamination.

Section 4.25 Fees to Investment Advisers. Other than Evercore Group L.L.C., there is no investment banker, broker, financial adviser, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, based on arrangements made by or on behalf of the Company or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

Section 5.01 Organization, Standing and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Merger Sub is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not, individual or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c) Prior to the date of this Agreement, the Parent has made available to the Company copies of the Organizational Documents of Parent and Merger Sub.

Section 5.02 Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 Non-Contravention.

(a) Subject to the making of the filings and registrations and receipt of the consents, approvals, authorizations, waivers, permits, filings and notifications referred to in Section 5.04 and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation of the transactions contemplated by this Agreement do not and will not (a) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances or Permitted Title Encumbrances) or any acceleration of remedies, penalty, increase in benefit payable or right of termination, suspension, revocation or cancellation under, or forfeiture of, as applicable, any applicable Law, Governmental Order or Permit or Contract of Parent, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or (b) constitute a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub.

(b) The votes or consents of Parent as the sole stockholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement) are the only votes or consents of the holders of any class or series of capital stock or debt or equity securities of Parent or any of its Subsidiaries which are necessary to adopt and approve this Agreement or approve the transactions contemplated hereby, including the completion of the Convertible Debt Offering and the issuance of shares of common stock of Parent contemplated by the Subscription Agreement.

Section 5.04 Governmental Filings and Consents. No consents, approvals, authorizations, waivers or permits of, or filings or registrations with or notifications to, any Governmental Authority are required to be made or obtained at or prior to the Closing by the Parent or its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the transactions contemplated hereby, except for (a) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) applicable requirement’s under the HSR Act, (c) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.04 of the Parent Disclosure Schedule and (d) such other consents, approvals, authorizations, waivers, permits, filings and notifications the failure of which to make with or obtain from the applicable Governmental Authorities would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.05 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, none of Parent or its Subsidiaries (i) is in violation of any applicable Law or (ii) has received, at any time since December 31, 2014, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of Parent and each of its Subsidiaries to comply in all material respects with, any applicable Law that has not been remedied.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries holds and maintains in full force and effect all Permits required to conduct their respective businesses in the manner and in all such jurisdictions as Parent and such Subsidiary is currently conducted, (ii) Parent and each of its Subsidiaries is in compliance in all material respects with all such Permits and (iii) neither Parent nor any of its Subsidiaries has received, at any time since December 31, 2014, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of Parent or such Subsidiary to comply in all material respects with, any term or requirement of any such Permit that has not been remedied.

Section 5.06 Financial; No Undisclosed Liabilities.

(a) Prior to the date of this Agreement, Parent has made available to the Company copies of (i) the audited consolidated balance sheets of Parent as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended (the “Parent Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of Parent as of March 31, 2017 and the related consolidated statement of operations and changes in stockholders’ equity for the fiscal quarter then ended (collectively with the Parent Annual Financial Statements, the “Parent Financial Statements”). Subject to the notes thereto, the Parent Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company as of the respective dates and for the respective periods referred to in the Parent Financial Statements, subject to normal year-end adjustments.

(b) Except for those liabilities (i) that are reflected or reserved against in the Parent Annual Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2016, (iii) incurred by or on behalf of Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby or as otherwise disclosed in any document filed or furnished by Parent with the U.S. Securities and Exchange Commission, or (iv) that would not, individually or in the aggregate, reasonably be likely to be material to the Parent and its Subsidiaries (taken as a whole), as of the date of this Agreement, Parent and its Subsidiaries have no liabilities that would be required by GAAP to be reflected on a balance sheet of Parent (or disclosed in the notes thereto).

Section 5.07 Absence of Certain Changes. Except to the extent arising out of or relating to the transactions contemplated by this Agreement or as otherwise disclosed in any document filed or furnished by Parent with the

U.S. Securities and Exchange Commission, (a) since December 31, 2016 through the date of this Agreement, the business of Parent has been operated in the ordinary course of business in all material respects and (b) since December 31, 2016, no Parent Material Adverse Effect has occurred.

Section  5.08 Parent Impediments. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing, or any outstanding Governmental Order, against Parent, Merger Sub or any of their Affiliates which (a) challenges the validity or enforceability of this Agreement, (b) seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (c) would (i) impair or delay the ability of Parent or Merger Sub to promptly obtain the consents, approvals, waivers, authorizations, permits, filings and notifications set forth in Section 5.04 of the Parent Disclosure Schedule or (ii) individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.09 Ownership; No Prior Activities and Agreements. Merger Sub is a Subsidiary of Parent and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any liabilities or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 5.10 Financing. Parent shall have, from and after the date that is one hundred and five (105) days from the date of this Agreement through and at the Closing, unencumbered cash or cash equivalents (including the net proceeds contemplated from the Convertible Debt Offering or the Substitute Financing (subject to the consummation of such Convertible Debt Offering or such Substitute Financing)) in an amount that is not less than $210,000,000.

Section 5.11 Fees to Investment Advisers. Other than Citigroup Global Markets Inc., there is no investment banker, broker, financial advisor, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business. From the date hereof until the Effective Time, except as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors, agents, sub-agents, reinsurers and other third parties and to keep available the services of its current officers and employees. During the period from the date of this Agreement through the Closing or earlier termination of this Agreement, except as set forth in Section 6.01 of the Company Disclosure Schedule, as required by applicable Law, Governmental Order or existing Insurance Contracts or other existing Contracts set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their businesses in the ordinary course of business consistent with past practice in all material respects and shall not, and shall cause its Subsidiaries not to:

(a) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on or in respect of, or purchase, redeem or repurchase or otherwise acquire, any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;

(b) issue, sell, grant, pledge, transfer, dispose of, encumber or authorize any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;

(c) split, combine, subdivide or reclassify any of its capital stock or other equity interest;

(d) acquire or dispose of (by merger, consolidation or acquisition or disposition of stock or other equity interest or of assets, or otherwise) any Person or business or division thereof other than investments made in the ordinary course of business in accordance with the Investment Policies;

(e) (i) incur any indebtedness for borrowed money or other types of indebtedness, except for indebtedness for borrowed money incurred in the ordinary course of business on or before December 31, 2017 the aggregate amount of which does not exceed $5,000,000 (provided that all such indebtedness for borrowed money shall be included in the calculation of Preliminary Closing Book Value and Closing Book Value under this Agreement) or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments made in the ordinary course of business in accordance with the Investment Policies;

(f) amend any of its Organizational Documents, except as may be required by applicable Law or Governmental Authority;

(g) voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(h) except for immaterial changes, make any change in its underwriting, reserving or accounting practices or policies, or as required by GAAP or SAP or changes in the interpretation or enforcement thereof or as may be required by applicable Law or Governmental Authority, or make any change in its Investment Policies;

(i) initiate any Action or pay, settle, release or forgive any Action or waive any right thereto in excess of $2,000,000 (in each case with respect to any Action, determined net of any insurance coverage or reserves in respect of such Action), other than the settlement of claims in connection with Insurance Contracts;

(j) other than in the ordinary course of business, (i) revoke or change any material election with respect to Taxes, (ii) change any material Tax accounting method, (iii) amend any material Tax Return, settle any material Tax liability or surrender any right to claim a material Tax refund, or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take any other similar action, in each case to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, the Company or any of its Subsidiaries after the Closing;

(k) other than (x) in the ordinary course of business or (y) as required by any Benefit Plan in effect on the date hereof, (i) modify or amend any Benefit Plan in any material respect or adopt any new plan or arrangement that would be a Benefit Plan if in effect as of the date hereof, (ii) grant any increase in compensation or benefits to any officer, director or employee (it being acknowledged and agreed that any such increase having effect from and after January 1, 2018 in excess of 25% of the compensation or benefits in effect as of the date hereof shall be subject to Parent’s consent, irrespective of whether or not such increase is in the ordinary course of business), or (iii) hire or retain any new officer, employee or independent contractor (other than to fill a vacancy or replace a terminated officer, director or employee);

(l) modify or amend, in any material respect, or terminate any of the Material Contracts, Insurance Contracts or Reinsurance Contracts or waive, release or assign any material rights or claims thereunder or enter into any Contract which would, if entered into prior to the date hereof, have been a Material Contract, Insurance Contract or Reinsurance Contract;

(m) re-incorporate or redomesticate the Company or any Subsidiary of the Company;

(n) enter into any joint venture or similar strategic relationship;

(o) initiate any public offering of equity interests of the Company or any Subsidiary of the Company;

(p) except for sale of existing products in jurisdictions in which such products are not currently sold, enter into any new line of business, introduce any new products or services or change its business lines, products, services, methods, policies, practices or principles used in connection with the business of the Company and its Subsidiaries, in each case, in effect on the date hereof, except to the extent required after the date hereof by any change in SAP or GAAP, as applicable;

(q) make any change in its cash management customs or practices, including with respect to the timing of collection of receivables and payment of payables and other current liabilities;

(r) implement any employee layoffs that would require notice under the WARN Act; provided, however, that Parent shall not cause the Company or any of its Subsidiaries to implement such action;

(s) establish, adopt, enter into, or amend any collective bargaining agreement or any other similar agreement with any labor union or labor organization, unless required by applicable local law and other than in the ordinary course of business;

(t) permit any insurance policy to which the Company or any of its Subsidiaries is a beneficiary to be canceled or terminated;

(u) except as may be required by SAP or changes in the interpretation or enforcement thereof or applicable Law or Governmental Authority, alter or amend in any material respect any existing claim handling, loss control or actuarial practice, guideline or policy of the Company or any Subsidiary;

(v) enter into, extend or modify any agreement affecting the Real Property which would have a Company Material Adverse Effect;

(w) provide any Customer and Agent Information to either of the Investor Company Stockholders (or any of their agents or representatives, including any individual serving as a director of the Company at the request or designation of Investor Company Stockholders);

(x) enter into any Contract with any Company Stockholder or any Affiliate or other related party thereof; or

(y) enter into any Contract with respect to any of the foregoing.

Parent and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) notwithstanding anything in this Agreement to the contrary, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

Section 6.02 Access to Information; Confidentiality.

(a) Prior to the Closing, the Company shall permit Parent and its outside advisors and representatives (including the independent auditors and independent actuaries of Parent) to have reasonable access, during regular business hours and upon reasonable advance notice to the Company, to its directors, officers and management personnel of the Company and its Subsidiaries, to the outside advisors and representatives of the

Company and its Subsidiaries (including their independent auditors and independent actuaries) and to the books and records of the Company and its Subsidiaries (including, without limitation, all books of account, work papers and financial statements) to the extent not prohibited by applicable Law, for any reasonable business purpose relating to this Agreement (including in connection with (x) Parent reviewing and evaluating the financial statements and Book Value of the Companies and its Subsidiaries and the Preliminary Closing Balance Sheet and the Preliminary Closing Book Value Statement and (y) Parent causing to be issued and conditionally bound the R&W Insurance Policy and Parent obtaining, and fulfilling its obligations under and with respect to the R&W Insurance Policy); provided if access to any books and records or other information that is subject to (i) an attorney-client or other legal privilege would give rise to a material risk of waiver of such privilege or (ii) confidentiality or non-disclosure restrictions would result in a material breach of such restrictions, such books and records and other information shall not be made so accessible; provided, further, that if the Company does not provide access or information in reliance on the foregoing, it shall use its reasonable best efforts to communicate the applicable information to Parent in a manner that would not violate the applicable Law or Contract or waive such a privilege if and to the extent possible. Access to the books and records and such directors, officers and management personnel of the Company and its Subsidiaries, to the outside advisors and representatives of the Company and its Subsidiaries shall be at Parent’s sole cost and expense and may not unreasonably interfere with the conduct of the Company’s or its Subsidiary’s business.

(b) Following the Closing and for a period of seven (7) years thereafter, Parent shall permit the Company Stockholders and any of their respective Affiliates or representatives to have reasonable access, during regular business hours and upon reasonable advance notice to Parent, to the books and records of the Surviving Corporation and its Subsidiaries to the extent not prohibited by applicable Law, for any reasonable business purpose, including in connection with any insurance claims by, third party Actions or Tax audits, third party claims, third party litigation, or other third party proceedings against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements or Tax Returns of, any Company Stockholder or any of their respective Affiliates; provided, that, following the Closing, such Person shall execute a customary confidentiality agreement in form and substance reasonably satisfactory to Parent relating to the scope of information to be accessed, which shall include a requirement that such Person is liable for breaches of its Affiliates and representatives; provided, further, that if access to any books and records or other information that is subject to (i) an attorney-client or other legal privilege would give rise to a material risk of waiver of such privilege or (ii) confidentiality or non-disclosure restrictions would result in a material breach of such restrictions, such books and records and other information shall not be made so accessible; provided, further, that if Parent does not provide access or information in reliance on the foregoing, it shall use its reasonable best efforts to communicate the applicable information to the requesting Company Stockholder in a manner that would not violate the applicable Law or Contract or waive such a privilege if and to the extent possible. Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, preserve and keep the books and records held by them relating to the respective businesses of the Company and the Company’s Subsidiaries for a period of seven (7) years from and after the Closing Date (or longer if required by applicable Law).

(c) Each of Parent and Merger Sub acknowledges that, prior to the Closing, the information provided to Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. For the avoidance of doubt, the terms of the Confidentiality Agreement shall be terminated upon the Closing.

Section 6.03 Reasonable Best Efforts; Regulatory Matters; Other.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.03(h)), each of the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as promptly as practicable with any Governmental Authority all necessary filings, applications and submissions, (ii) obtaining all necessary, proper or advisable consents, approvals, authorizations, waivers or permits of any Governmental Authorities and (iii) if requested by Parent, each party hereto obtaining all consents or approvals of, or waivers from, any third party under any Contract that is required to be obtained by such party or any of their respective Affiliates in connection with the transactions contemplated by this Agreement; provided, that the failure to obtain any consent, approval or waiver described in Section 6.03(a)(iii) above shall not constitute a failure to satisfy any condition set forth in Article VII or otherwise relieve any Person from its obligation to consummate the transactions contemplated by this Agreement. Except as otherwise set forth herein, Parent shall be solely responsible for the costs of making or obtaining any consents, approvals, authorizations, waivers or permits, required to be obtained by the Company in connection with the transaction and Parent shall be solely responsible for the costs of making or obtaining any consents, approvals, authorizations, waivers or permits, required to be obtained by Parent in connection with the transaction.

(b) Without limiting the foregoing, but subject to Section 6.03(h), Parent and its Affiliates shall take all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Governmental Order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any of the other transactions contemplated hereby so as to enable the Closing to occur, in the most expeditious manner practicable, including any of the following actions requested by any Governmental Authority, or necessary or appropriate to (x) obtain all consents, approvals, authorizations or waivers of any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (y) resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement, the Merger or any of the other transactions contemplated hereby, and (z) prevent the entry of, and have vacated, lifted, reversed or overturned, any Governmental Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated hereby, including any of the actions described in clauses (i) through (ii) below that may be necessary, proper or advisable to:

(i) oppose fully and vigorously (A) any Action that is initiated (or threatened to be initiated) challenging this Agreement, the Merger or any of the other transactions contemplated hereby, and (B) any request for or the entry of, and seek to have vacated or terminated, any Governmental Order that could prevent, prohibit, restrict or delay the Closing, including, in the case of either (A) or (B), by defending through litigation any Action asserted by any Person in any court or before any Governmental Authority and vigorously pursuing all available avenues of administrative and judicial appeal; and

(ii) agree to subject Parent or any of its Affiliates or the Company or any of its Subsidiaries to (A) any different or additional Law, actuarial standard or accounting standard, (B) any different or additional requirements related to the contribution of capital, keep-well or capital maintenance agreements, maintaining risk based capital levels or any restrictions on dividends or other distributions or establishing or maintaining any trust or similar mechanism for the benefit of any policyholders or class of policyholders of the Company or its Subsidiaries, (C) any requirement or condition to remove or change any director or officer of Parent or its Affiliates or (D) any requirement or condition to treat or deem any transaction, agreement or arrangement as an affiliate transaction under applicable insurance Law.

However, none of Parent or the Company shall have any obligation to divest or hold separately any of its material lines of business, material programs, material products or material assets, or those of its Affiliates or Subsidiaries, including the businesses, assets, or entities comprising the Company, to satisfy its obligations in this Section 6.03 provided that Parent shall give good faith consideration to requests for such action.

(c) Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization or waiver of any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the Merger or any of the other transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) otherwise impair or delay the ability of Parent or Merger Sub to perform its material obligations under this Agreement.

(d) Without limiting the generality of the foregoing, but subject to Section 6.03(h), (i) Parent shall make a “Form A” filing and any similar filing required by the Rhode Island Insurance Division with the Rhode Island Insurance Division no later than twenty (20) Business Days after the date hereof (and the Company and its Subsidiaries shall provide Parent with all cooperation, information, documents and other assistance reasonably requested by Parent in order to make such “Form A” filing, including providing Parent with copies of the Company’s and its Subsidiaries’ financial projections and business plan documentation), (ii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act no later than ten (10) Business Days after the date hereof and (iii) Parent shall make pre-acquisition notice “Form E” filings, and related applications and filings with respect to approval or expiration of waiting periods in connection with the acquisition of control of NBIC and PIC in each jurisdiction where required by applicable Laws, as well as any applicable exemption filings therefrom, no later than twenty (20) Business Days after the date hereof.

(e) Each of the Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all consents, approvals, authorizations or waivers of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised on a prompt basis of the status of such matters relating to such consents, approvals, authorizations or waivers. The Company and Parent shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each will consult the other on, in each case subject to applicable Law, any material filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. The party responsible for any such action shall promptly deliver to the other party evidence of the filing or making of all filings, applications and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. Prior to the Closing, the Company, Parent and Merger Sub shall not, and shall cause their respective Affiliates not to, and shall not permit any of their respective directors, officers, employees, partners, members, equityholders, agents or representatives to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, approval process, investigation or other inquiry (other than for routine or ministerial matters) relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting, provided that such attendance or participation does not materially delay the scheduling of such live or telephonic meeting.

(f) The Company and Parent shall (i) promptly furnish, or cause to be furnished, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority concerning themselves or their Affiliates or its or their structure, ownership, business, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or equityholders and the transactions contemplated hereby and such other matters as may be required or requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to, or (B) any review or approval process by, any Governmental Authority in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Section 6.03(e) and this Section 6.03(f) shall not apply with respect to Taxes or matters relating to Taxes or Tax Returns.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing. Neither Parent nor any of its Affiliates shall at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between NBIC and/or PIC, on the one hand, and Parent or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law unless such application, approval or non-disapproval is required by any Governmental Authority as a condition of such Governmental Authority’s approval of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, no party or its Affiliates shall be required to disclose to the other party or any of such party’s Affiliates any information that, in the reasonable judgment of the disclosing party: (i) would result in the disclosure of Trade Secrets, confidential personal biographical information, or confidential competitive information; or (ii) would violate contractual commitments of confidentiality made to third parties in effect on the date hereof.

(h) Notwithstanding anything to the contrary in this Agreement (including the foregoing provisions of this Section 6.03), for purposes of this Section 6.03, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of applicable Law or Governmental Order or of any Governmental Authority that may arise or be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement; provided, that, for the purposes of this Section 6.03, “reasonable best efforts” shall not require, or be deemed to require, Parent, Merger Sub or any of their Affiliates to agree to or take any action that would result in any arrangements, conditions or restrictions imposed by any Governmental Authority that would, individually or in the aggregate, reasonably be likely to have (I) a Company Material Adverse Effect or (II) a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (any such arrangements, conditions or restrictions, a “Burdensome Condition”); provided, however, that none of the following shall be taken into account in determining whether a Burdensome Condition has occurred or exists: (i) change in Law following the date hereof generally applicable to property and casualty insurance companies licensed or domiciled in Rhode Island; (ii) any arrangement, condition or restriction imposed by statute generally on insurance companies domiciled in the State of Rhode Island not arising by virtue of (A) a regulatory order or similar instrument applicable only to Parent, the Company or any of their respective Subsidiaries or (B) a condition or other restriction on any regulatory approval order or similar instrument granted or proposed to be granted to Parent, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement, (iii) any arrangement, condition or restriction resulting from any proposed changes to the operations of the Company and/or its Subsidiaries following the Closing Date that are disclosed by Parent to Governmental Authorities in connection with any consent, approval, authorization, waiver or exemption of any Governmental Authority; (iv) any restriction on the declaration or payment of dividends or distributions by the Company or any of its Subsidiaries, whether imposed by Law generally applicable to similarly situated Persons or otherwise not resulting from a condition or other restriction set forth in clause (ii)(B) hereof; or (v) any arrangement, condition or restriction resulting from the identity of, or any fact or circumstance relating to, Parent or any of its control persons not resulting from a condition or other restriction set forth in clause (ii)(B) hereof. Notwithstanding the foregoing, prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition; provided that ultimate decisions on Parent’s Form A application shall remain with Parent.

(i) Each of the Company and Parent shall work together in good faith and in a commercially reasonable manner to prepare, negotiate and finalize, prior to the Closing Date, the terms and conditions of the Escrow Agreement and the Letter of Transmittal.

(j) From and after the date hereof until the Closing Date, the Company shall use its reasonable best efforts to arrange for the subscription agreement with Parent substantially in the form of the Subscription Agreement, having such changes as Parent may reasonably agree, to be executed by as many Non-Identified Company Stockholders as is practicable (in addition to all of the Identified Company Stockholders).

Section 6.04 Company Stockholder Approval; Notice to Company Stockholders.

(a) Promptly (and in any event within two (2) Business Days) following the execution of this Agreement, the Company shall deliver to Parent a copy of the executed action by written consent of the Identified Company Stockholders (the “Stockholder Written Consent”) which, individually or in the aggregate, evidence the Company Stockholder Approval and include a waiver of any dissenters’ or appraisal rights available to the Company Stockholders under Section 262 of the DGCL; it being understood that the Company shall use its reasonable best efforts to arrange for the Stockholder Written Consent to be executed by as many Non-Identified Company Stockholders as is practicable (in addition to all of the Identified Company Stockholders).

(b) As promptly as reasonably practicable after the date of this Agreement, the Company shall mail or distribute to the Company Stockholders entitled thereto under the DGCL a notice and information statement (an “Information Statement”) which shall include (i) the notification required by Section 228(e) of the DGCL, (ii) a statement in accordance with Section 262 of the DGCL regarding any appraisal rights of the Company Stockholders and (iii) such other documents and information about the Company and its Subsidiaries and the transactions contemplated hereby as may be required or appropriate under the DGCL and other applicable Law, together with a copy of this Agreement and Section 262 of the DGCL. Prior to the mailing or distribution of such materials, the Company shall deliver to Parent a draft of the Information Statement for Parent’s review and comment, and the Company shall in good faith consider and incorporate any reasonable comments made by Parent to such draft Information Statement in the final Information Statement, as well as any redactions reasonably proposed by Parent to any of the materials included therewith.

Section 6.05 Merger Sub Stockholder Approval. Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, Parent shall deliver to the Company a copy of the executed action by written consent of Parent, as the sole stockholder of Merger Sub, adopting this Agreement.

Section 6.06 Parent Stockholder Approval. Without the prior written approval of the Company, Parent shall not file a proxy statement with the SEC, call, give notice of, convene or hold a meeting of its stockholders or set the record date of any such meeting, in each case, to adopt and approve this Agreement or approve the transactions contemplated hereby, including the Convertible Debt Offering and the transactions contemplated by the Subscription Agreement.

Section 6.07 Financing.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to complete, as promptly as practicable following the date of this Agreement (and, in any event, no later than one hundred five (105) days after the date hereof), in the discretion of Parent, (i) the Convertible Debt Offering or (ii) a substitute financing

(whether debt, equity or any combination thereof) that is on terms satisfactory to Parent in its discretion and that is sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby (the “Substitute Financing”), including, with respect to the Convertible Debt Offering or the Substitute Financing, as applicable, to negotiate, enter into and deliver definitive agreements with respect to the Convertible Debt Offering or the Substitute Financing, as applicable, so that such agreements are in effect no later than one hundred five (105) days after the date hereof.

(b) The Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its representatives (including its officers, directors, employees, agents, attorneys, accountants and advisors) to provide such cooperation reasonably requested by Parent in connection with securing the Acquisition Financing, including using reasonable best efforts to (i) cause upon reasonable advance notice by Parent, appropriate officers and employees (including senior management of the Company or any of its Subsidiaries) to be available for meetings, including management presentations and “road show” appearances, the preparation of disclosure documents in connection with any such Acquisition Financing, including drafting sessions and due diligence sessions, and sessions with prospective lenders and their respective advisors, in each case, that are customary for financings of a type similar to the Acquisition Financing, (ii) cause to be promptly provided to Parent, its Affiliates and its financing sources all material financial information and other pertinent information in their possession with respect to the Company and its Subsidiaries and the transactions contemplated hereby as reasonably requested by Parent or Parent’s financing sources, including information and projections prepared by the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries and the transactions contemplated hereby, provided such financing sources shall be deemed to be one of Parent’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” and (iii) assist Parent and its financing sources in a timely manner with the preparation of lender and investor presentations, customary and reasonably available marketing materials and similar documents and other materials reasonably required by Parent or its financing sources (including (x) providing customary executed authorization and management representation letters and (y) in Parent’s preparation of any pro forma financial statements required to be delivered by Parent’s financing sources).

Section 6.08 Indemnification of Directors and Officers.

(a) For six (6) years following the Closing, the Surviving Corporation and its Subsidiaries shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of the Company’s Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Company’s Subsidiaries at any time on or prior to the Closing Date. Parent agrees that, for six (6) years following the Closing, all rights of the D&O Indemnitees to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the certificate of incorporation or bylaws (or comparable Organizational Documents) of the Company and any of the Company’s Subsidiaries, in each case, as in effect on the date hereof, and any indemnification agreements of the Company or any of the Company’s Subsidiaries, in each case, as in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. For six (6) years following the Closing, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the D&O Indemnitees, unless such modification is required by Law or approved by such D&O Indemnitee. In addition, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as the case may be, to advance, pay or reimburse any expenses of any D&O Indemnitee under this Section 6.08 as incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, for six (6) years following the Closing, except as required by applicable Law, shall cause (i) the Organizational Documents of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liability, advancement of expenses and indemnification than are set forth in such documents as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (ii) the Organizational Documents of each Subsidiary of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liability, advancement of expenses and indemnification than are set forth in such documents as of the date of this Agreement.

(c) The Surviving Corporation shall cooperate, and cause their respective Affiliates to cooperate, with any D&O Indemnitee in the defense of any claim that is subject to the limitation of liability, advancement of expenses or indemnification as contemplated by this Section 6.08 and shall, except as prohibited by applicable Law, provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records and information; provided, that if access to any records and information that is subject to (i) an attorney-client or other legal privilege would give rise to a material risk of waiver of such privilege or (ii) confidentiality or non-disclosure restrictions would result in a material breach of such restrictions, such records and information shall not be made so accessible; provided, further that if Parent does not provide access or information in reliance on the foregoing, it shall use its reasonable best efforts to communicate the applicable information to such director or officer in a manner that would not waive such a privilege or violate the applicable Law or Contract.

(d) The Surviving Corporation shall, and shall cause its Subsidiaries to, provide or maintain in effect for six (6) years from and after the Effective Time, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance with respect to the Company and its Subsidiaries that (i) provides coverage for claims asserted within six (6) years of the Closing Date arising from facts or events that occurred at or before the Closing and (ii) covers those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and the Company’s Subsidiaries as of the date of this Agreement (the “Existing Policy”) on terms comparable in all respects to the Existing Policy, and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than those of the Existing Policy (the “D&O Tail Policy”); provided, however, that if such “run-off” or other coverage is not available at a cost not greater than three hundred and fifty percent (350%) of the annual premiums paid as of the date of this Agreement under the Existing Policy (the “Insurance Cap”), then the Surviving Corporation and its Subsidiaries shall be required to obtain as much coverage as is reasonably practicable under substantially similar policies for such annual premiums as do not exceed the Insurance Cap. Parent (on the one hand) and the Company Stockholders (on the other hand) shall each pay and bear fifty percent (50%) of the economic burden of the premium of the D&O Tail Policy (with the Company Stockholders’ fifty percent (50%) share to be included in the Transaction Expenses).

(e) The obligations of Parent and the Surviving Corporation under this Section 6.08 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.08 applies without the consent of each affected D&O Indemnitee. The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise. D&O Indemnitees shall be a third party beneficiary for the purposes of this Section 6.08.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent and the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.08.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to or in substitution for any such claims under such policies.

Section 6.09 Employment Matters.

(a) Upon and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and remains in employment with Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time (each a “Continuing Employee”) with base salary or hourly wage rate, cash incentive or sales commission opportunity and employee benefits (including severance benefits), in each case, that are determined by Parent in the same manner as determined for similarly situated employees of Parent or any of its Affiliates. Notwithstanding anything contained in this Agreement to the contrary, Parent, the Surviving Corporation and their respective Subsidiaries may change the compensation or benefits of any Continuing Employee at any time and for any reason or for no reason.

(b) Upon and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all Liabilities to, or in respect of, each Continuing Employee, and each former employee of the Company and its Subsidiaries, arising under the terms of, or in connection with, any Benefit Plan in accordance with the terms thereof. Each employment agreement or offer letter by and between the Company or any of the Company’s Subsidiaries and a Continuing Employee that is in effect immediately prior to the Closing shall continue in full force and effect in accordance with the terms thereof at all times following the Closing.

(c) Upon and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each Continuing Employee with full credit for such Continuing Employee’s service with the Company and its Subsidiaries and predecessors prior to the Closing for purposes of eligibility, vesting, benefit accruals and determination of the level of benefits (including, for purposes of vacation and severance, but not including equity compensation and benefit accrual under any defined benefit pension plan) under any benefit plan sponsored or maintained by Parent, the Surviving Corporation or any of their applicable Affiliates in which such Continuing Employee is eligible to participate on or following the Effective Time (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Parent Plan that is a health or welfare plan, Parent shall, and shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of such Continuing Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) credit each such Continuing Employee with all deductible payments, co-payments and co-insurance paid by such employee under any Benefit Plan prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum for such year. Parent shall, and shall cause the Surviving Corporation to, recognize and credit the vacation days and paid time off accrued by such Continuing Employees prior to the Closing.

(d) Notwithstanding anything to the contrary in this Agreement, if to the extent the Company reasonably determines, in consultation with Parent, that the Transactions contemplated by this Agreement, directly or indirectly, could give rise to excess parachute payments under Section 280G of the Code, the Company shall take the following actions prior to the Closing Date: (i) obtain waivers of any excess parachute payment from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the Transactions that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) solicit the approval of the equityholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the foregoing clause (i)) that would, as a result of, or in connection with, the transactions contemplated by this Agreement, be deemed to constitute “excess parachute payments.” The Company shall provide to Parent material calculations, waiver agreements, disclosure to shareholders, shareholder consents and other relevant documentation and information necessary to complete the actions required by this Section 6.09(d) prior to finalizing and/or executing any documents so that Parent shall have an opportunity to review and comment upon.

(e) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, require the Parent or the Surviving Corporation to keep any Person employed for any period of time or constitute the establishment or adoption of, or amendment to, any Benefit Plan. The provisions of this Section 6.09 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.09, express or implied, shall confer upon any employee of the Company or any of its Subsidiaries, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Benefit Plan.

Section 6.10 Interim Balance Sheets. During the period from the date of this Agreement through the Closing or earlier termination of this Agreement, no later than thirty (30) days after the end of each calendar month, the Company shall deliver to Parent (a) an unaudited consolidated balance sheet of the Company as of the end of such calendar month, prepared in accordance with GAAP as applied in a manner consistent with the accounting principles and practices used in preparing the balance sheets included in the Company Annual Financial Statements and in the same form as the Reference Balance Sheet (each such balance sheet, the “Interim Balance Sheet”) and (b) based on such Interim Balance Sheet, a calculation of the Book Value of the Company and its Subsidiaries as of the end of such calendar month.

Section 6.11 Transfer Taxes. All Transfer Taxes incurred in connection with the Merger, if any, shall be paid by Parent when due, whether levied on Parent, the Company, the Surviving Corporation, any Subsidiary or any Company Stockholder, and Parent shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and, as soon as reasonably practicable, shall provide a copy of any such filed Tax Returns or other documentation to the Stockholder Representative.

Section 6.12 Resignations. To the extent requested in writing by Parent no less than five (5) Business Days prior to the Closing Date, the Company shall cause to be delivered to Parent prior to the Closing written resignations of each director of the Company and each director of each Subsidiary, which resignations shall be effective as of the Effective Time.

Section 6.13 Affiliate Transactions. Prior to the Closing Date, the Company shall, effective upon, and subject to the consummation of the Closing, terminate the transactions and Contracts between the Company or any of its Subsidiaries (on the one hand) and any of the Company’s or its Subsidiaries’ Affiliates or other related parties or Pine Brook or Soros (on the other hand), to the extent such transactions and Contracts are set forth on Section 6.13 of the Company Disclosure Schedule.

Section 6.14 Title Insurance Policies. In connection with the Closing, Parent shall have the right, at its sole cost and expense, to obtain title insurance policies with respect to the Owned Real Property. The Company shall reasonably cooperate with Parent in obtaining such title insurance policies but shall have no obligation to deliver owner’s affidavits, gap indemnities and non-imputation endorsement affidavits. The Company shall also provide Parent with such other documentation reasonably necessary or customary, as determined by the Company, to issue title policies and endorsements on the Real Property.

Section 6.15 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party and at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 6.16 R&W Insurance Policy.

(a) Parent shall use its reasonable best efforts to, as soon as practicable after the date of this Agreement and before the Closing, cause to be issued and conditionally bound a purchaser-side representations and warranties insurance policy with respect to this Agreement and the transactions contemplated hereby in a form that is reasonably satisfactory to Parent (the “R&W Insurance Policy”). The Company and its Subsidiaries shall provide Parent with all cooperation, information and other assistance as is reasonably necessary for Parent to comply with the immediately preceding sentence and for the R&W Insurance Policy to be issued and bound at the Closing in a form that is reasonably satisfactory to Parent.

(b) In the event of any termination of the R&W Insurance Policy (or the binder agreement with respect thereto) in connection with the termination of this Agreement, Parent agrees that 50% of all amounts refunded or paid to Parent or its Affiliates in connection with any such termination shall be paid to the Company (subject to a cap of $625,000) within three (3) Business Days following receipt thereof by or on behalf of Parent.

(c) Notwithstanding anything to the contrary contained herein, the parties understand and agree that (i) for the avoidance of doubt, nothing in the R&W Insurance Policy shall affect any of the terms of this Agreement and Parent shall cause such insurance policy to acknowledge that the insurer thereunder has no right of subrogation (and recourse) against any Company Stockholder other than in the case of fraud and (ii) following the Closing, whether or not the R&W Insurance Policy is obtained, the R&W Insurance Policy shall be the sole and exclusive remedy for Parent for any breach of any representation or warranty contained herein, other than in the case of actual fraud, and Parent, on behalf of itself and its Affiliates and their respective directors, officers and stockholders, shall not assert and hereby waives any such claims, other than in the case of actual fraud.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):

(a) the Company Stockholder Approval shall have been obtained;

(b) no Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or final and non-appealable Governmental Order that is in effect on the Closing Date and prohibits the consummation of the Closing;

(c) any applicable waiting periods, together with any extensions thereof, under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) the consents, approvals, authorizations, waivers, permits, filings and notifications in Exhibit E shall have been made or obtained and shall be in full force and effect without the imposition of any Burdensome Condition.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law):

(a) Accuracy of Representations and Warranties. (i) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition in this clause (i), no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” (other than those set forth in Section 4.09(b)); provided, further, however, that for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of any such representations and warranties to be so true and correct would, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) the Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b) Compliance with Covenants. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects;

(c) No Company Material Adverse Effect. There shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances, has had a Company Material Adverse Effect;

(d) Closing Certificate. The Company shall have delivered to Parent a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b); and

(e) A-Rating from Demotech, Inc. The Company and its Subsidiaries shall have maintained an A-rating from Demotech, Inc. at all times from and after the date of this Agreement; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law):

(a) Accuracy of Representations and Warranties (i) The representations and warranties of Parent set forth in Article V (other than the Parent Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition in this clause (i), no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” (other than those set forth in Section 5.07(b); provided, further, however, that for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of any such representations and warranties to be so true and correct would, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) the Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b) Compliance with Covenants. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects; and

(c) Closing Certificate. Parent and Merger Sub shall have delivered to the Company a certificate to such effect dated the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in and Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Effective Time as follows:

(a) by mutual written consent of the Company and Parent;

(b) by the Company or Parent, if the Closing has not occurred on or before April 8, 2018 (as such date may be extended pursuant to Section 9.14, the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or any of its Affiliates) materially to perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date; provided, however, that, if on the date that would have been the Outside Date the conditions set forth in Section 7.01(c) or Section 7.01(d) are the only conditions in Article VII (other than those conditions that by their terms are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either party may extend the Outside Date to June 8, 2018 upon delivering written notice to the other party pursuant to Section 9.02;

(c) by the Company or Parent if there shall be in effect a final, nonappealable Governmental Order of a Governmental Authority having competent jurisdiction over the business of the Company and its Subsidiaries prohibiting the consummation of the Closing, it being agreed that Company and Parent shall use their reasonable best efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal subject to the terms and conditions herein; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party seeking to terminate whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the date of such termination;

(d) by Parent if (i) neither Parent nor Merger Sub is in material breach of any of its respective obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Outside Date;

(e) by the Company if (i) the Company is not in material breach of any of its obligations hereunder and (ii) either Parent or Merger Sub is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Outside Date;

(f) by Parent, if the Company Stockholder Approval has not been obtained within two (2) Business Days after the execution of this Agreement;

(g) by the Company: (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (and continue to be satisfied) or irrevocably waived by Parent (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company to Parent), (ii) the Company irrevocably confirms to Parent in writing that (A) all of the conditions to the obligations of Parent to consummate the Closing have been satisfied or waived by Parent (other than those conditions that by their terms are to be satisfied by the Company at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company to Parent) and (B) the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and to cause to be satisfied or waived those conditions which by their nature are to be satisfied at the Closing, and (iii) the Convertible Debt Offering or any Substitute Financing shall not have closed on or before the date that is one hundred five (105) days after the date of this Agreement; and

(h) by Parent, no later than five (5) Business Days following receipt of the Preliminary Closing Book Value Statement, if the Preliminary Closing Book Value is less than the Minimum Book Value. Upon Parent’s receipt of the Preliminary Closing Book Value Statement that reflects a Preliminary Closing Book Value less than the Minimum Book Value, Parent shall have such five (5) Business Day period to terminate the Agreement and, notwithstanding anything contained herein to the contrary, Parent shall have no obligation to consummate the Closing during such five (5) Business Day period.

Section 8.02 Procedure Upon Termination. In the event of termination and abandonment by the Company or Parent, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent, Merger Sub or the Company.

Section 8.03 Termination Fee.

(a) Notwithstanding any provision of this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 8.01(g), then Parent shall promptly remit to the Company a reverse break-up fee of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Termination Fee”) in cash by wire transfer of immediately available funds to an account designated by the Company, which such Termination Fee shall be paid no later than three (3) Business Days after notice of such termination of this Agreement. The parties acknowledge and agree that the payment of the Termination Fee shall be the sole and exclusive remedy of the Company for any such termination by the Company pursuant to Section 8.01(g), except in the case of actual fraud or any intentional and material breach by Parent of Section 6.07 by Parent.

(b) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated hereby and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails pay the Termination Fee when due, Parent shall also pay any reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Company and its Subsidiaries in connection with an Action that results in a Governmental Order for such amount against Parent. The parties agree and understand that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

Section 8.04 Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to any other party, its Affiliates or any of their respective directors, officers, employees, partners, members, equityholders, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreement and in Section 8.03, this Section 8.04 and in Article IX shall survive and (b) termination will not relieve any party from liability for any intentional and material breach of this Agreement or actual fraud prior to such termination and the parties hereto acknowledge that any termination of this Agreement by Parent pursuant to Section 8.01(f) will be deemed to be an intentional and material breach by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements;. Except in the event of actual fraud, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein or therein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

to the Company:

NBIC Holdings, Inc.

25 Maple Street

Pawtucket, Rhode Island 02860

with a copy (which shall not constitute notice for the purposes of this Section 9.02) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:	(917) 777-3714
Email:	Todd.Freed@skadden.com
Attention:	Todd E. Freed

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, District of Columbia 20005

Facsimile:	(202) 661-9127
Email:	Chris.Ulery@skadden.com
Attention:	Christopher J. Ulery

to the Stockholder Representative:

PBRA, LLC

60 East 42nd Street, 50th Floor

New York, New York 10165

to Parent or Merger Sub:

Heritage Insurance Holdings, Inc.

2600 McCormick Drive, Suite 300

Clearwater, Florida 33759

with a copy (which shall not constitute notice for the purposes of this Section 9.02) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Fort Lauderdale, Florida 33301

Facsimile:	(954) 765-1477
Email:	karlinskyf@gtlaw.com
Attention:	Fred E. Karlinsky

Section 9.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended or modified if, and only if, (a) such amendment or modification is in writing and signed by each of the parties hereto, (b) such amendment or modification has been authorized by the respective boards of directors of each of the Company, Parent and Merger Sub and (c) in the event that such amendment or modification reduces the merger consideration or form of consideration thereof, such amendment or modification has received the required Company Stockholder vote under the DGCL. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without prior written consent of the other parties; provided, however, that Parent and, after the Closing, the Company may, without the consent of any other party, assign their respective rights (but not their respective obligations) under this Agreement (a) to any of their Affiliates after the Closing, (b) any of their lenders as collateral security for their obligations under any of their debt financing arrangements (including any lender with respect to the Convertible Debt Offering or any Substitute Financing) or (c) any subsequent purchaser of the Company or any of its Subsidiaries or any asset or business thereof (however any purchase by such purchaser is structured). Any attempted or purported assignment in violation of this Section 9.04 will be null and void. Subject to the preceding provisions of this Section 9.04, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 9.05 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits and the Schedules hereto), the Letter Agreements, the Letters of Transmittal, the Stockholder Written Consent and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 9.06 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as otherwise expressly set forth in this Agreement (including Section 6.08, Article VIII, this Section 9.06, Section 9.15 and Section 9.16), nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Notwithstanding the foregoing, the Company Stockholders are third party beneficiaries of Section 8.04 and Section 9.16 and of each covenant or agreement in this Agreement to be performed by Parent or the Surviving Corporation following the Closing. The Company shall have the right to recover, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company Stockholders shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder. Notwithstanding the foregoing, the Persons intended to benefit from the provisions of Section 6.08, each of whom are third party beneficiaries of Section 6.08, shall have the right to enforce such provision directly.

Section 9.07 Public Disclosure. The parties shall agree on the form and content of any initial press release and, except with the prior written consent by each of the parties (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the parties may, without the prior written consent of the other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or stock exchange rules and, if practicable under the circumstances, after reasonable prior consultation with the other parties, or (b) to enforce their respective rights or remedies under this Agreement.

Section 9.08 No Other Representations and Warranties; Due Investigation.

(a) Except for the representations and warranties contained in Article IV or in the event of actual fraud, none of the Company or its Affiliates, nor any of its or their respective directors, officers, employees, partners, members, equityholders, agents or representatives, makes or has made, and none of Parent or its Affiliates, nor any of its or their directors, officers, employees, partners, members, equityholders, agents or representatives relies or has relied upon, any other representation or warranty on behalf of the Company, including as to the accuracy or completeness of any of information (including any projections, estimates or other forward-looking information) provided (including set forth in the Electronic Data Room, or provided in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available by or on behalf of the Company or as to the probable success or profitability of the Company or any of its Subsidiaries. The Company expressly disclaims, and Parent (on behalf of itself and its Affiliates, and any of its or its Affiliates’ respective directors, officers, employees, partners, members, equityholders, agents or representatives) expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.

(b) Except for the representations and warranties contained in Article V, neither Parent, Merger Sub or any of their Affiliates, nor any of their respective directors, officers, employees, partners, members, equityholders, agents or representatives, makes or has made, and none of the Company or its Affiliates, nor any of its or their respective directors, officers, employees, partners, members, equityholders, agents or representatives relies or has relied upon, any other representation or warranty on behalf of Parent and Merger Sub. Parent and Merger Sub expressly disclaim, and the Company (on behalf of itself and its Affiliates, and any of its or its Affiliates’ respective directors, officers, employees, partners, members, equityholders, agents or representatives) expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.

Section 9.09 Expenses. Except as otherwise expressly provided in this Agreement, including with respect to the payment of Transaction Expenses if the Closing occurs, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 9.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction.

(b) Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES OR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A TRUE AND CORRECT COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means (including by an e-mail that contains a portable document format (.pdf) file) intended to preserve the original graphic or pictorial appearance of a document.

Section 9.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.14 Specific Performance. Each of the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.14 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.14 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Action on good cause shown, as the case may be.

Section 9.15 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or the Subscription Agreement, Parent (on behalf of itself and its Affiliates) acknowledges and agrees that, other than in the event of actual fraud, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or the Subscription Agreement shall be had against any former, current or future director, officer, employee, incorporator, Affiliate, partner, member, manager, equityholder, agent or representative of any Company Stockholder or of any Affiliate or assignee of any Company Stockholder (collectively, “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or Governmental Order, it being expressly agreed and acknowledged that, other than in the case of actual fraud, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of the Company under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, or otherwise by reason of this Agreement or its negotiation or execution or the transactions contemplated hereby, and Parent (on behalf of itself and its Affiliates, including, following the Closing, the Surviving Corporation) waives and releases all such liabilities, claims and obligations against any such Non-Recourse Parties, other than in the case of actual fraud. Each Non-Recourse Party shall be a third party beneficiary for the purposes of this Section 9.15.

Section 9.16 Legal Representatives. It is acknowledged by each of the parties that each of the Company and certain Affiliates of Pine Brook and Soros have retained Skadden to act as its counsel in connection with the transactions contemplated hereby and that Skadden has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of Skadden for conflict of interest or any other purposes as a result thereof. Each party hereby agrees that, in the event that any dispute arises after the Closing between Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, on the one hand, and any of Pine Brook and Soros or their respective Affiliates, on the other hand, Skadden may represent either or both of Pine Brook and Soros in such dispute even though the interests of Pine Brook and Soros may be directly adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and even though Skadden formerly may have represented the Company or any of the Company’s Subsidiaries in any matter substantially related to such dispute. Each of the Company (on behalf of itself and the Surviving Corporation), Parent and Merger Sub acknowledges and agrees that, in connection with any future dispute between Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, on the one hand, and any of Pine Brook and Soros or their respective Affiliates, on the other hand, with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, as to all communications among Skadden, the Company, any of the Company’s Subsidiaries, Pine Brook and Soros that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence and any other applicable legal privilege belongs to Pine Brook and Soros, as applicable, and may be controlled by such Person and shall not pass to Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates upon the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a third party (other than a party, Pine Brook and Soros and any other Company Stockholder or their respective Affiliates), on the other hand, after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party. Skadden shall be a third party beneficiary for purposes of this Section 9.16.

Section 9.17 Appointment and Authorization of the Stockholder Representative.

(a) Effective upon and by virtue of the execution and delivery of a Letter of Transmittal and without any further act of any of the Company Stockholders, each Company Stockholder irrevocably appoints PBRA, LLC, a Delaware limited liability company (the “Stockholder Representative”) as its representative, agent, proxy, and true and lawful attorney-in-fact, for and in its name, place and stead, with full power and authority including the power of substitution and resubstitution and as fully and to the same extent and with the same effect as each such Company Stockholder can, might or could under applicable Law if personally present, to: (i) perform all acts and deeds of each such Company Stockholder as contemplated by this Agreement, (ii) consummate the transactions contemplated under this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith, (iii) negotiate claims, disputes, or actions, suits or proceedings, and to compromise or settle any claims, disputes or actions, suits or proceedings, in each case, arising under, or relating to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith, (iv) receive and disburse to, or cause to be received and disbursed to any such Company Stockholder any funds to which such Company Stockholder is entitled under this Agreement, (v) withhold any amounts to be received or disbursed to any such Company Stockholder pursuant to this Agreement or to satisfy any and all obligations or liabilities of any Company Stockholder or the Stockholder Representative in the performance of any of their commitments hereunder, (vi) to execute, deliver and perform under any amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (without the prior approval of any Company Stockholder), (vii) give and receive notices to any such Company Stockholder under this Agreement and the other agreements, instruments and documents contemplated hereby, (viii) take any action contemplated hereunder to be taken by the Stockholder Representative and (ix) take all other lawful actions to be taken by or on behalf of any such Company Stockholder in connection with this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith.

(b) Any and all other powers of attorney heretofore made by any such Company Stockholder authorizing any Person to do or take any of the foregoing actions or any part thereof are hereby revoked. All rights, power and authority of the Stockholder Representative to exercise any and all of the rights, power and authority granted as aforesaid shall commence and be in full force and effect from the date hereof and shall remain in full force and effect in perpetuity. The aforesaid power of attorney is given primarily for the business and commercial purpose and shall not be affected by the subsequent death, disability, incapacity, bankruptcy, dissolution, liquidation, insolvency or cessation of existence of any Company Stockholder. The aforesaid proxy and power of attorney are coupled with an interest and are therefore irrevocable without the consent of the Stockholder Representative.

(c) The Stockholder Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. To the fullest extent permitted by applicable Law, Parent and the Surviving Corporation shall be entitled to deal exclusively with the Stockholder Representative on behalf of any and all Company Stockholders with respect to all matters relating to this Agreement (including the Escrow Agreement), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholder Representative, as legally binding upon such Company Stockholder, as applicable. All decisions and actions by the Stockholder

Representative taken pursuant to the aforesaid proxy and power of attorney, shall, to the fullest extent permitted by applicable Law, be binding upon each Company Stockholder, and no such Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any obligation of Parent to make any payment to or for the benefit of any Company Stockholder under or in connection with this Agreement can be made to the Stockholder Representative and Parent can rely without independent verification on the Stockholder Representative making further payment in the proper amount to the proper Persons under this Agreement or applicable Law.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have executed this Agreement as of the date first written above.

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
Name: Bruce Lucas
Title: Chief Executive Officer

GATOR ACQUISITION MERGER SUB, INC.

By:	/s/ Authorized Signatory
Name:
Title:

NBIC HOLDINGS, INC.

By:	/s/ Todd C. Hart
Name: Todd C. Hart
Title:	CEO

PBRA, LLC

By:	/s/ Rob Jackowitz
Name: Rob Jackowitz
Title:	EVP and Secretary

[Signature Page to Agreement and Plan of Merger]